LIMITED LIABILITY COMPANY AGREEMENT

OF

TEJON MOUNTAIN VILLAGE LLC

DATED: MAY 19, 2006

BY AND BETWEEN

TEJON RANCHCORP,

a California corporation,

AND

DMB TMV LLC

an Arizona limited liability company

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TABLE OF CONTENTS (cont’d)

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TABLE OF CONTENTS (cont’d)

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EXHIBIT 10.24

LIMITED LIABILITY COMPANY AGREEMENT OF

TEJON MOUNTAIN VILLAGE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of May (the “Effective Date”), by and between TEJON RANCHCORP, a California corporation (“Tejon”), and DMB TMV LLC, an Arizona limited liability company (“DMB”) (collectively, the “Members” and each a “Member”), for the purposes, among other things, of forming Tejon Mountain Village LLC (the “Company”) under the laws of the State of Delaware, and defining the rights and obligations of the Members with respect to the Company.

RECITALS

A. On or before the date hereof, the Members formed Tejon Mountain Village LLC, a Delaware limited liability company, by filing the Certificate with the Delaware Secretary of State.

B. The Members now desire to adopt and approve a limited liability company operating agreement for the Company as follows.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND ORGANIZATION.

1.1. Defined Terms. For convenience, various terms are defined for use in this Agreement. Unless otherwise expressed or provided elsewhere in this Agreement, the following terms shall have the following meanings.

A. “AAA” shall have the meaning given such term in Section 16.3 hereof.

B. “Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

C. “Additional Tejon Land” shall have the meaning given such term in Section 9.1B hereof.

D. “Affiliate” shall mean: (1) any other Person directly or indirectly Controlling, Controlled by, or under common Control with the Person or entity to which such term applies; (2) as to any natural person, such person’s spouse, child or grandchild, or a trust for the benefit of such person’s spouse, child or grandchild, shall be Affiliates of such person; (3) as to any corporation, limited liability company or partnership, any person with any of the relationships described in clause (2) above to any person in Control of such partnership as general partner or otherwise or in Control of such corporation or limited liability company shall be deemed to be an Affiliate of such corporation, limited liability company or partnership; (4) an Affiliate of a Member shall include any partnership in which such Member or any Affiliate of such Member is a general partner or otherwise has Control, as well as any corporation, limited liability company or other entity in which such Member or any Affiliate of such Member has Control.

E. “Agreement” shall mean this Limited Liability Company Agreement, as originally executed and as amended from time to time.

F. “Alternate” shall have the meaning given such term in Section 7.1E hereof.

G. “Approve”, “Approved” or “Approval” mean, as to the subject matter thereof and as the context may require, an express approval: (i) contained in a written statement signed by the approving Person; or (ii) by the requisite number of votes of the Members or of the Representatives on the Executive Committee in the manner specified herein.

H. “Arbitration”, “Arbitrator”, “Arbitration Tribunal” and “Arbitration Initiation Date” shall have the meanings given such terms in Section 16.3 hereof.

I. “Attorneys’ Fees” shall have the meaning given such term in Section 16.16 hereof.

J. “Available Cash” shall have the meaning given such term in Section 6.1 hereof.

K. “Balance of the Ranch” shall mean the property located within the Ranch which does not include the Incorporated Land.

L. “Bond Financing” shall have the meaning given such term in Section 4.7A hereof.

M. “Book Capital Account” shall have the meaning given such term in Appendix “A” attached hereto.

N. “Buy Out Notice” shall have the meaning given such term in Sections 2.3, 4.4A(4), 4.4H and 12.4 hereof, as applicable.

O. “Business Plan” shall mean, as applicable, the Entitlement Business Plan or the Development Business Plan.

P. “Capital Contribution” shall mean any money, property, or promissory note contributed to the Company as provided in this Agreement.

Q. “CCP” shall have the meaning given such term in Section 16.3 hereof.

R. “CEO Referral” shall mean the following procedure: Within ten (10) days following delivery by one Member to the other of notice calling for CEO Referral, the chief executive officers of the Members shall meet in person to attempt to reach agreement on the issue identified in the notice and shall then work in good faith to resolve the issue by the date that is thirty days from delivery of the notice.

S. “Certificate” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

T. “Claims” shall mean all claims, losses, damages, costs, expenses, demands, liabilities, obligations, liens, encumbrances, rights of action and attorneys’ fees and costs.

U. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

V. “Condemnation Threshold” means the product of Fifty Million Dollars ($50,000,000) multiplied by a fraction the numerator of which is the area of the portion of the Existing Property subject to condemnation and the denominator of which is the area of the entire Existing Property prior to such condemnation.

W. “Control”, both as a noun and in all verb tenses as used herein, as applied to any Person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and decision-making of such Person or entity, whether through the ownership of voting interests or by contract or otherwise. “Control” shall also include, without limitation, the possession of direct or indirect equity or beneficial interests in at least fifty percent (50%) of the profits or voting control of any entity.

X. “CPA” shall mean the Company’s independent certified public accounting firm, which initially shall be Ernst & Young LLP, but may be replaced by the Executive Committee from time to time.

Y. “Defaulting Member” shall have the meaning given such term in Section 13.1 hereof.

Z. “Defaulting Member’s Price” shall have the meaning given such term in Section 13.6A hereof.

AA. “Development Business Plan” shall mean an overall business plan for Company operations during the Development Stage as the same may be amended from time to time and Approved in accordance with this Agreement. The Development Business Plan shall, at a minimum, cover the following topics:

(1) A budget by month for the current year and a projected budget by quarter for the next two (2) years, and then annually thereafter for the life of the Master Project (the “Development Budget”);

(2) A proforma cash flow analysis by month for the current year and a projected proforma cash flow analysis by quarter for the next two (2) years, and then annually thereafter for the life of the Master Project;

(3) A development schedule (the “Development Schedule”);

(4) Specific procedures for constructing Regional Improvements, advancing the cost thereof and the calculation and sharing of any reimbursable costs relating thereto. In connection therewith, the Company shall seek reimbursement rights for Regional Improvements to the extent the same benefits property other than the Incorporated Land (i.e. property owned by Tejon or other parties) and would not otherwise be required.

(5) A finance plan (the “Development Finance Plan”) setting forth the projected financing required to fund the costs of development set forth in the Development Budget;

(6) A narrative business plan stating the general goals and objectives for the development of the Master Project in accordance with the Entitlements;

(7) A sales and marketing plan for the sale, lease, development and/or joint venture of the various products and parcels to end users, operators and other developers, as applicable, including, without limitation, projected takedown schedules and pricing schedules, a summary of other material terms and conditions for such sales and form purchase and sale documents; and

(8) Any other components provided for herein which shall be applicable and pertaining to the Development Business Plan as the same may be amended from time to time in accordance with this Agreement.

The initial Development Business Plan shall be developed, agreed upon and initialed by the Members in accordance with this Agreement prior to the date upon which the permitted business of the Company is expanded to include the Development Stage Business and shall replace the Entitlement Business Plan.

BB. “Development Manager” shall have the meaning given such term in Section 7.2 hereof.

CC. “Development Stage” shall mean the period of time during which the Development Stage Business is conducted pursuant to the terms of this Agreement.

DD. “Development Stage Business” shall have the meaning given such term in Section 2.2A hereof.

EE. “Development Stage Conditions” shall have the meaning given such term in Section 2.2B hereof.

FF. “DMB Mandatory Additional Contributions” shall have the meaning ascribed thereto in Section 4.2 below.

GG. “Effective Date” shall have the meaning given such term in the introductory paragraph of this Agreement.

HH. “Electing Member” shall have the meaning given such term in Section 13.6C hereof.

II. “Entitlements” shall mean Final Approval (defined below) of the discretionary governmental approvals from federal, state, regional and local agencies with jurisdiction over all or any portion of the Master Project, necessary to commence construction of the Master Project, including, without limitation, by way of example, (i) general plan amendments, a specific plan, a special plan, zoning, large lot conveyance maps, and a development agreement for the Incorporated Land, and (ii) a specific plan, special plan, tentative tract map(s) and all federal, state and other governmental permits necessary for the first phase of improvements to be constructed as set forth in the Entitlement Business Plan, and (iii) all related CEQA certifications and NEPA records of decision. The development agreement with Kern County shall, among other things, establish zoning for the Incorporated Land, describe the applicability of certain fees and statutes, and set forth any necessary bond financing mechanisms and procedures. “Final Approval” shall mean the latest to occur of the following: (a) issuance or approval of all Entitlements for all of the Incorporated Land by the applicable governmental authorities, (b) either (i) the passage of the date prescribed by CEQA for the filing of any action to annul, contest or set aside the local government Entitlements under CEQA without there having been timely filed any such action, or (ii) to the extent any action(s) to annul, contest, appeal or set aside any CEQA certifications shall have been timely filed, then the date on which any such action(s) shall have been adjudicated with finality (including any appeals thereof) in favor of the granting or issuance of the CEQA certification(s), and (c) to the extent any action(s) to annul, contest, appeal or set aside any Entitlements other than CEQA certifications have been timely filed prior to the latter to occur of the milestones described in (a) and (b) of this definition, then the date on which any such action(s) shall have been adjudicated with finality (including any appeals thereof) in favor of the granting or issuance of such Entitlements. The Entitlements shall be substantially consistent with the goals stated in the Entitlement Business Plan. The term Entitlements shall not include building permits, grading permits, final subdivision maps and other ministerial permits.

JJ. “Entitlement Business Plan” shall mean an overall business plan for Company operations during the Entitlement Stage as the same may be amended from time to time and Approved in accordance with this Agreement. The Entitlement Business Plan shall, at a minimum, consist of:

(1) A budget by month for the current year and a projected budget by quarter for the next two (2) years, and then annually thereafter for the duration of the Entitlement Stage (the “Entitlement Budget”);

(2) A proforma cash flow analysis by month for the current year and a projected proforma cash flow analysis by quarter for the next two (2) years, and then annually thereafter for the duration of the Entitlement Stage;

(3) An entitlement schedule (the “Entitlement Schedule”);

(4) A finance plan (the “Entitlement Finance Plan”) setting forth the projected financing required to fund the costs of obtaining the Entitlements set forth in the Entitlement Budget;

(5) A narrative business plan stating the goals and objectives for the Entitlements; and

(6) Any other components provided for herein which shall be applicable and pertaining to the Entitlement Business Plan as the same may be amended from time to time in accordance with this Agreement.

The initial Entitlement Business Plan shall be agreed upon by the Executive Committee and shall be updated from time to time annually or more frequently as directed by the Executive Committee.

KK. “Entitlement Manager” shall have the meaning given such term in Section 7.2 hereof.

LL. “Entitlement Stage” shall mean the period of time during which the Entitlement Stage Business is conducted pursuant to the terms of this Agreement.

MM. “Entitlement Stage Business” shall have the meaning given such term in Section 2.1A hereof.

NN. “Event of Default” shall have the meaning given such term in Section 13.1 hereof.

OO. “Executive Committee” shall have the meaning given such term in Section 7.1 hereof.

PP. “Existing Property” shall mean that certain property of approximately 28,000 acres located within the Ranch currently owned by Tejon and commonly referred to as ‘Tejon Mountain Village,’ as more particularly described or depicted in Exhibit ”A” hereto.

QQ. “Existing Property Contribution” shall have the meaning given to such term in Section 4.4A hereof.

RR. “Hazardous Material(s)” shall mean (a) any chemical, compound, material, mixture or substance that is now or hereafter defined or otherwise classified pursuant to, any Hazardous Material Laws as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “infectious waste,” “biohazardous waste,” “toxic substance,” “pollutant,” “toxic pollutant,” “contaminant,” or any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity”, or “TCLP toxicity” and (b) any other chemical, material, or substance exposure to which is limited or regulated by any governmental agency because of its quantity, concentration, or physical or chemical characteristics, or which poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment. “Hazardous Materials” shall not include the following: (i) ordinary office supplies and repair, maintenance and cleaning supplies maintained in de minimis, reasonable and necessary quantities and used in accordance with all Hazardous Material Laws; (ii) fertilizers, pesticides, herbicides, fungicides and similar commercially available products for agricultural use to the extent used, stored or released in the environment in compliance with EPA label requirements; or (iii) substances that are naturally occurring on or in the land or water.

SS. “Hazardous Material Laws” shall mean any and all federal, state and local statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities presently relating to the release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials. “Hazardous Material Laws” include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (94 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-To-Know Act (U.S.C. §11001 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code § 25300 et seq.), the Hazardous Waste Control Act (Cal. Health & Safety Code §25100 et seq.) and other applicable provisions of the California Health and Safety Code, Water Code, and Government Code as amended or supplemented and any analogous federal, state or local statutes, ordinances or laws, and any regulations promulgated pursuant to any of the foregoing. Hazardous Material Laws shall not include CEQA or NEPA or such similar laws or regulations designed to protect natural resources independent of the presence or Release of Hazardous Materials.

TT. “Improvements” shall mean those infrastructure improvements benefiting the Incorporated Land, including, without limitation, backbone infrastructure and Regional Improvements.

UU. “Income Producing Sites” shall mean the commercial, hotel, hospitality, for-rent multifamily sites, golf courses and other recreational areas which are part of the Master Project while owned by the Company.

VV. “Incorporated Land” shall mean the Existing Property and any Mitigation Land conveyed to the Company pursuant to Section 9.1, below.

WW. “Indemnified Parties” shall have the meaning given such term in Section 14.3 hereof.

XX. “Initial Capital Contribution” shall mean the initial capital contributions pursuant to Section 4.1 hereof of DMB and/or Tejon, as applicable.

YY. “Interest” shall mean all of the right, title and interest of a Member in and to capital, distributions, income and losses of and from the Company and all management, approval, voting and other rights of a Member provided herein.

ZZ. “Interest Fair Market Value” means the amount the applicable Member would receive pursuant to Section 12.3 if the Company’s assets were sold at fair market value; provided, however, that the calculation of reserves, if any, pursuant to Section 12.3B for such purposes shall be determined by an appraiser appointed by the parties as set forth in Exhibit “B”.

AAA. “JAMS” shall have the meaning given such term in Section 16.3 hereof.

BBB. “LCCP” shall have the meaning given such term in Section 16.3 hereof.

CCC. “Liquidating Member” shall have the meaning given such term in Section 12.2 hereof.

DDD. “Master Project” shall mean the project the Members intend to build on the Existing Property, which is more particularly described in the Business Plan, as adopted from time to time. Until such time as the initial Entitlement Plan is agreed by the Members, the term Master Project shall refer to the project described in the Notice of Preparation dated September 30, 2005, issued by the County of Kern.

EEE. “Materials Value” shall have the meaning given such term in Section 2.3A hereof.

FFF. “Mediator’s Decision” shall have the meaning given such term in Section 7.1C hereof.

GGG. “Member Loan” shall have the meaning given such term in Section 4.8A hereof.

HHH. “Memorandum of Contribution Agreement” shall have the meaning given such term in Section 4.4 hereof.

III. “Mitigation Land” shall have the meaning given such term in Section 9.1A hereof.

JJJ. “Non-Competition Area” shall have the meaning given such term in Section 7.4B hereof.

KKK. “Non-Contribution Loan(s)” shall have the meaning given such term in Section 4.6A hereof.

LLL. “Percentage Interest” shall mean initially, with respect to each Member, the percentage set forth on Exhibit “C” hereto, subject to any adjustment pursuant to this Agreement.

MMM. “Permitted Estate Planning Transfer” shall mean a transfer by a Principal either (i) to his or her spouse or descendant upon the death of such individual; or (ii) to a trust or family limited partnership or limited liability company formed for estate planning purposes for the benefit of such individual, such individual’s spouse and/or such individual’s descendants.

NNN. “Person” shall mean an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

OOO. “Planning Areas” means separate sub-areas within the Master Project treated separately for purposes of planning, entitling, phasing, developing, financing, marketing or operating the improvements and components therein.

PPP. “Principal(s)” means, individually and collectively, Drew Brown, Mark Sklar and Bennett Dorrance and their transferees pursuant to Permitted Estate Planning Transfers occurring prior to or after the Effective Date.

QQQ. “Progress Deadlock” shall have the meaning given such term in Section 7.1C hereof.

RRR. “Ranch” shall mean Tejon Ranch, as depicted on Exhibit “A” hereto.

SSS. “Regional Improvements” shall refer to those improvements and facilities which are required to service real property which exceeds that of the Incorporated Land in any material manner, including, without limitation, parks and open spaces and sewer treatment plants, etc.

TTT. “Regulations” shall mean the Treasury Regulations (including temporary or proposed regulations) promulgated under the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

UUU. “Release” when used with respect to Hazardous Material means any spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, dumping, or disposing into or inside any existing improvements, or in, on, or under the Incorporated Land or any portion thereof in violation of any Hazardous Material Laws, but shall exclude any migration of Hazardous Materials onto the Incorporated Land if the Release of such Hazardous Materials originated on lands not owned by Tejon or any Affiliate of Tejon at the time of such Release.

VVV. “Remaining Contribution Date” shall mean the date which is the earlier of the granting of the Entitlements in a manner consistent with the Entitlement Business Plan or the commencement of Significant Grading/Infrastructure Activity.

WWW. “Representative” shall have the meaning given such term in Section 7.1D hereof.

XXX. “Shortfall Contribution” shall have the meaning given such term in Section 4.5 hereof.

YYY. “Significant Grading/Infrastructure Activity” shall mean significant infrastructure construction on the Incorporated Land pursuant to approved improvement plans and appropriate building permits, which has been Approved by the Executive Committee.

ZZZ. “TMP” shall have the meaning given such term in Section 10.4 hereof.

AAAA. “Term” shall mean the term of this Agreement as described in Section 1.5.

BBBB. “Transfer” shall have the meaning given such term in Section 11.1A hereof.

CCCC. “Voting Interest” shall have the meaning given such term in Section 7.1D hereof.

Terms defined in the Act and used herein without definition shall have the definitions given them under the Act.

1.2. Formation of Limited Liability Company. The Company has been formed by the filing of the Certificate pursuant to the Act.

1.3. Principal Place of Business. The principal place of business of the Company within the State of California shall be at 4436 Lebec Road, Lebec, California 93243. The Company may change and locate its place of business and registered office at any other place or places as the Executive Committee may from time to time deem advisable.

1.4. Registered Office and Registered Agent. For purposes of Section 18-104(a)(1) of the Act, the registered office of the Company is c/o Paracorp Incorporated, 3500 South Dupont Highway, Dover, Delaware 19901, and the name of its initial registered agent at such address shall be Paracorp Incorporated. The registered office and registered agent may be changed by the Executive Committee from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

1.5. Term. The Term shall commence on the date hereof and shall continue until terminated by the terms of this Agreement or as provided by law.

1.6. Name.

A. The business and affairs of the Company shall be conducted under the name “Tejon Mountain Village LLC”. The Members acknowledge that the trade name “Tejon” belongs to Tejon. Tejon hereby grants an irrevocable license to the Company for the limited purpose of using the word “Tejon” in the Company’s name in the marketing materials of the Company and in the names of communities developed as part of the Master Project. If Tejon and its Affiliates cease to be a Member of the Company, the license granted pursuant to this section shall be subject to the provisions of Section 15.4C. Notwithstanding anything to the contrary herein, Tejon shall have the right to terminate the license described herein if at any time (a) neither DMB, Tejon, nor any of their respective Affiliates are Members of the Company, or (b) if, after withdrawal by Tejon and its Affiliates, DMB or its Affiliates remain as a Member (“Remaining Member”) but the Principals cease to Control the Remaining Member, or (c) the use of the name is implicated in any fraud or illegal acts by the licensee. Tejon’s rights and related provisions with respect to the aforementioned license shall survive Tejon’s withdrawal from the Company or other Transfer of its Interest in the Company.

2. PERMITTED BUSINESSES.

2.1. Entitlement Stage Business.

A. Initially, the business of the Company shall be the pursuit of Entitlements for the Master Project in accordance with the Entitlement Business Plan, including other activities incidental to, or necessary or convenient in furtherance of, such business as Approved by the Executive Committee (collectively, the “Entitlement Stage Business”).

B. During the Entitlement Stage, each of the Members shall use its diligent and good faith efforts to (i) accomplish the “Entitlement Stage Duties” as set forth on Exhibit “D” attached hereto in accordance with Section 7.2, and (ii) prepare and agree upon the Development Business Plan.

2.2. Development Stage Business.

A. Upon satisfaction of the “Development Stage Conditions” (defined below) within the “Entitlement Period” (defined below), without further action of the Members, the business of the Company shall be further expanded to include, but not be limited to: (i) the acquisition by the Company of the Existing Property from Tejon, and financing, developing and improving the respective Planning Areas of the Incorporated Land, (ii) marketing and disposing of, and/or joint venturing the improvement of, residential lots, (iii) disposing of, leasing, joint venturing, or improving, operating and holding for investment, the Income Producing Sites; provided that the Executive Committee may Approve and cause the contribution of portions of the Incorporated Land, such as the Income Producing Sites, to single-member limited liability companies that would be wholly-owned by the Company or “sister” limited liability companies owned by the Members, and (iv) to carry on all other activities incidental to, or necessary or convenient in furtherance of, the foregoing as Approved by the Executive Committee (collectively, the “Development Stage Business”). The Development Stage Business shall be conducted in accordance with the Development Business Plan.

Notwithstanding anything to the contrary herein, to the extent that the Members desire to construct any buildings on any portion of the Incorporated Land, including, without limitation, the residential lots or the Income Producing Sites, the Members shall determine the terms of the investment in such development and, as applicable, may require that the relevant portion of the Incorporated Land be transferred to a separate company whose operating agreement shall reflect investment terms determined by the Members.

B. As used herein, the “Development Stage Conditions” shall mean the following:

(1) The Company shall have obtained the Entitlements in accordance with the Entitlement Business Plan; and

(2) The Members shall have agreed in writing upon the initial Development Business Plan for development of the Existing Property consistent with the Entitlements.

2.3. Failure to Satisfy Development Stage Conditions. If the Development Stage Conditions are not satisfied for any of the reasons specified below in this section, then under the circumstances identified below, either party may initiate a buy out by Tejon of DMB’s Interest in the Company upon the terms specified below by sending a notice of such election to the other party (“Buy Out Notice”). The closing of the purchase of DMB’s Interest by Tejon, pursuant to this Section 2.3, shall take place at the offices of the Company and shall occur on or before the date (the “Closing Date”) that is sixty (60) days after determination of the Materials Value or the Interest Fair Market Value, as applicable. The closing shall occur in accordance with and subject to the terms of Exhibit “E”, which is incorporated herein by reference as if fully set forth in this section. For purposes of Exhibit ”E”, DMB shall be the “Selling Member”, and Tejon shall be the “Purchasing Member”.

A. If the Executive Committee determines, or after Progress Deadlock regarding such determination the mediator under Section 7.1C below determines, that the Entitlements will not be obtained within a reasonable time period, either Member may deliver a Buy Out Notice to the other Member pursuant hereto. In such event, the amount due to be paid to DMB for its Interest shall be the residual value (if any) to any owner of the Existing Property of the Project Materials (defined below) produced to the date of the Buy Out Notice (“Materials Value”). The Materials Value shall be determined using the valuation procedure described in Exhibit ”B”, except that references in Exhibit “B” to the Interest Fair Market Value shall, for purposes of this paragraph, instead be deemed to refer to the Materials Value.

B. Once Entitlements have been obtained, if the Members fail to agree in writing upon the initial Development Business Plan after good faith negotiation and CEO Referral, then either Member may deliver a Buy Out Notice to the other Member pursuant hereto. In such event, the amount due to be paid to DMB for its Interest shall be the corresponding Interest Fair Market Value as of the date of the Buy Out Notice determined in accordance with Exhibit “B”, which is incorporated herein by reference as if fully set forth in this section. For the purpose of this Section 2.3B, the Interest Fair Market Value shall be determined as if the Existing Property Contribution had been made as of the date of valuation, even though the Existing Property Contribution will not have been made.

2.4. Certain Failure to Agree. Prior to the Entitlements being obtained, if the Members fail to agree after good faith negotiations and CEO Referral (as defined above), upon any decision of the Company involving the Balance of the Ranch, the process for resolving the disagreement shall be determined by the Members.

3. MEMBERS, MEMBERSHIP INTERESTS AND LIMITED LIABILITY.

3.1. Addresses and Interests of Members. The Members’ respective addresses, Initial Capital Contributions and Percentage Interests in the Company are set forth on Exhibit ”C” attached hereto and incorporated herein.

3.2. Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Member will be obligated personally for any debt, obligation or liability of the Company solely by reason of being a member of the Company.

4. CAPITAL CONTRIBUTIONS, BOOK CAPITAL ACCOUNTS, FINANCING AND LOANS.

4.1. Initial Capital Contributions.

A. DMB shall fund concurrently with execution of this Agreement, and as a condition to the effectiveness hereof, its Initial Capital Contribution in the amount of Thirteen Million, Five Hundred Thousand Dollars ($13,500,000.00) (which shall be deemed contributed to the Company), and DMB shall receive credit to its Book Capital Account in the amount of Thirteen Million, Five Hundred Thousand Dollars ($13,500,000.00). DMB’s Initial Capital Contribution shall be immediately distributed to Tejon in accordance with Section 6.3 below.

B. As its Initial Capital Contribution, concurrently with execution of this Agreement, Tejon shall contribute to the Company all of its right, title and interest in all studies, research and other materials prepared by Tejon, or for the benefit of Tejon, related primarily or exclusively to obtaining Entitlements for the Master Project (“Project Materials”). Notwithstanding the foregoing, to the extent any of the foregoing relates to property owned by Tejon and/or any of its Affiliates (other than the Existing Property), the foregoing contribution and assignment to the Company shall be on a non-exclusive basis and Tejon shall retain non-exclusive rights in connection with the same. Notwithstanding anything to the contrary in this Agreement, Tejon shall not be obligated to provide or transfer to DMB or the Company any of Tejon’s financial projections, appraisals, or any privileged information or information subject to any binding confidentiality agreement. In addition, Tejon shall not have any liability, obligation or responsibility of any kind with respect to the content or accuracy of any Project Materials. In addition to the written and digital Project Materials, Tejon shall facilitate meetings between the Company, DMB and the persons who have prepared the Project Materials to the extent not already conducted prior to the date hereof. Tejon shall receive credit to its Book Capital Account in the amount of Twenty-Seven Million Dollars ($27,000,000) for its Initial Capital Contribution. Immediately following the distribution to Tejon of DMB’s Initial Capital Contribution in accordance with Section 6.3, each Member will have a balance of Thirteen Million, Five Hundred Thousand Dollars ($13,500,000) in its Book Capital Account.

4.2. Required Additional Capital Contributions of DMB. During the Entitlement Stage and Development Stage, DMB shall make additional Capital Contributions in an aggregate total amount up to One Hundred Million Dollars ($100,000,000) as and when necessary to fund the operations of the Company in accordance with the Entitlement Business Plan and the Development Business Plan or as otherwise Approved by the Executive Committee (“DMB Mandatory Additional Contributions”). DMB shall receive credit to its Book Capital Account at the time and in the amount that each Capital Contribution is so made. The Executive Committee acting unanimously may determine in writing signed by all Representatives the amount and timing of contributions of particular portions of the DMB Mandatory Additional Contributions. Any such determination(s) shall constitute binding obligations of the Members, shall not be subject to Progress Deadlock and may not be overruled or otherwise altered by mediation pursuant to Section 7.1C.

4.3. Guaranty of Obligations. Upon execution of this Agreement, DMB Communities, LLC, an Arizona limited liability company, an Affiliate of DMB, shall guaranty, pursuant to that certain Guaranty of Obligations Agreement attached hereto as Exhibit “F” (the “Guaranty”), DMB’s Initial Capital Contribution, the DMB Mandatory Additional Contributions to be made by DMB pursuant to the terms of this Agreement and the obligations of DMB under this Agreement other than under Section 4.5 below and, with respect to obligations other than capital contribution requirements, excluding any amounts based upon claims against the Company arising out of matters for which the Company is insured to the extent the Company actually receives insurance proceeds therefor. Notwithstanding the foregoing, with respect to obligations of DMB hereunder other than obligations for payment or contribution of money, the guarantor under the Guaranty shall not be required to personally perform such obligations but shall nonetheless be financially responsible for performance of such obligations.

4.4. Additional Contributions of Tejon.

A. Upon the commencement of the Development Stage, Tejon shall contribute by grant deed the Existing Property to the Company (the “Existing Property Contribution”). In consideration of the contribution of the Existing Property by Tejon, subject to the terms and conditions herein, together with its Initial Contribution, and for other good and valuable consideration set forth in this Agreement, Tejon has received the right to the distributions set forth in Section 6.1 below.

(1) Promptly following the Effective Date, the Company shall obtain a preliminary title report covering the Existing Property (the “PTR”) and shall engage a surveyor to prepare a survey of the Existing Property specifically locating the exceptions identified in the PTR and noting any that cannot be precisely located based upon record information. During the six (6) months following the Effective Date (the “Title Review Period”), the Executive Committee shall identify the existing exceptions to title of the Existing

Property as set forth in the PTR and disclosed by the survey and shall approve all such non-monetary exceptions that do not make the Company’s intended future entitlement, permitting and development of the Master Project practically or economically infeasible (the “Approved Existing Exceptions”). Tejon’s contribution of the Existing Property shall be subject only to the Approved Existing Exceptions and all other matters impacting title to the Existing Property (i) that were not caused by Tejon or its Affiliates, or if caused by Tejon or its Affiliates, that do not, in the Executive Committee’s reasonable discretion, materially and adversely impact the Company’s intended future entitlement, ownership, permitting, ability to obtain financing or development of the Existing Property as contemplated by this Agreement and the Business Plan then in effect, (ii) which have been Approved by the Executive Committee, (iii) which are otherwise contemplated by this Agreement, (iv) which constitute non-delinquent taxes or assessments, (v) that subject the Existing Property to the provisions of the Condor HCP, as finalized in accordance with Section 4.4J, or (vi) that is deemed a Permitted Exception pursuant to Section 4.4A(4) below (collectively with the Approved Existing Exceptions, the “Permitted Exceptions”). The foregoing shall be evidenced by an ALTA extended coverage policy of title insurance covering the Existing Property, issued at Company expense on the date of the contribution of the Existing Property by Tejon by a title company selected by the Executive Committee, with policy limits in such amount as determined by the Executive Committee and insuring title to the Existing Property vested in the Company in the condition described above.

(2) During the Title Review Period, the Company shall prepare an approximate preliminary legal description of the Existing Property, in form reasonably satisfactory to Tejon and DMB. Within thirty (30) days after approval of the preliminary legal description, a memorandum of this Agreement in the form attached hereto as Exhibit “G” (the “Memorandum of Contribution Agreement”) shall be recorded in the County of Kern solely for the purpose of the notification of third parties of the existence of this Agreement. Notwithstanding the foregoing, with respect to the Company and as between the Members, the legal description of the Existing Property shall be described as the legal parcel or parcels comprising the Existing Property to be created at a later date in accordance with the terms of this Agreement. To the extent the legal description of the Existing Property is revised and clarified throughout the development process contemplated by this Agreement, the legal description attached to the Memorandum of Contribution Agreement shall be updated and revised to reflect such updated legal description. The parties shall execute and record a release of the Memorandum of Contribution Agreement upon recordation of the deed evidencing the Existing Property Contribution.

(3) With respect to monetary liens recorded against the Existing Property (other than Approved Existing Exceptions, non-delinquent taxes and assessments and monetary liens Approved by the Executive Committee or otherwise caused by DMB), Tejon shall remove such liens, if any, on or before the contribution of the Existing Property.

(4) If during the Title Review Period, DMB reasonably determines that there exists any matter affecting title to the Existing Property that makes practically or economically infeasible the Company’s intended future entitlement, permitting, and development of the Existing Property, then DMB shall have the right prior to the expiration of the Title Review Period to deliver to Tejon a written notice detailing the objectionable matter and its effect on the Master Project (“Title Objection Notice”). Tejon shall have sixty (60) days (“Response Period”) in which (a) to cure the title exception, (b) to agree in writing with DMB regarding the process for curing such exception if such exception cannot be cured within such Response Period or regarding another resolution between DMB and Tejon with respect to the title exception, or (c) to notify DMB that it will not cure the exception. If Tejon notifies DMB that it will not cure the exception or fails to do any of the foregoing (“Title Response”), DMB shall have the right to deliver on or before thirty (30) days after the date of the Title Response a buy out notice (“Buy Out Notice”) requiring Tejon to purchase DMB’s entire Interest in the Company in accordance with Exhibit “E” upon the following terms. The closing of the buy out contemplated in this section shall be consummated on or before the date (the “Closing Date”) which is thirty (30) days after delivery of the Buy Out Notice. The purchase price for DMB’s Interest shall equal the total amount of DMB Mandatory Additional Contributions made to the Closing Date. For purposes of Exhibit “E”, Tejon shall be the “Purchasing Member”, and DMB shall be the “Selling Member”. To the extent DMB does not deliver a Buy Out Notice pursuant to this paragraph, or after delivering a Buy Out Notice, an Event of Default with respect to DMB has occurred in the consummation of such buy out, all title exceptions known to DMB as of the date of the Title Objection Notice shall be deemed Permitted Exceptions unless Tejon has agreed in writing to eliminate, modify or otherwise cure any exception(s) to title or is required to do so pursuant to Section 4.4A(3) above.

B. From and after the date hereof until the earlier of (i) dissolution of the Company or (ii) the Existing Property Contribution, Tejon shall not transfer any interest in, utilize or encumber the Existing Property (including without limitation the recordation of monetary liens against the Existing Property, the entry into any lease and the grant of any option or right to purchase the Existing Property) in any material manner, without the Approval of the Executive Committee, which Approval shall not be unreasonably withheld if such action will not materially or adversely affect the Company’s future entitlement, ownership, permitting, ability to obtain financing or development of the Incorporated Land as contemplated by this Agreement and the Business Plan then in effect. Notwithstanding the foregoing, Tejon may, in any event, without the approval of the Executive Committee, enter into written agreements for or otherwise permit (a) grazing of livestock under leases that can be cancelled as to the Existing Property on six (6) months notice; (b) hunting licenses covering all or part of the Existing Property that can be nonrenewed by Tejon and will expire not later than August 31 of the year following the year in which a decision not to renew them is made by the Executive Committee; (c) a lease of the existing equestrian center which is cancelable on one year or less notice; (d) month to month rentals of residences on the Existing Property; and (e) licenses for filming, hiking, horseback riding, equestrian functions or other temporary nonconsumptive activity cancelable by Tejon within or with duration not longer than six (6) months. All rents, fees, cost reimbursements and other payments made from any of the foregoing prior to the Existing Property Contribution shall belong exclusively to Tejon. Further, notwithstanding the foregoing, Tejon may grant utility, pipeline, sewer, drainage and other such easements over the Existing Property in areas that will not have a material, adverse effect on the Master Project as determined by the Executive Committee in its reasonable discretion. Proceeds from such sales, to the extent they relate to the Existing Property (prorated on an equitable basis) (“Easement Proceeds”) shall be deposited into a separate bank account. If and when Tejon is required to contribute the Existing Property, Tejon shall transfer such Easement Proceeds to the Company as part of the Existing Property

Contribution. To the extent that the Existing Property is never contributed to the Company, then Tejon shall be entitled to retain the Easement Proceeds.

C. From and after the date hereof until the earlier of (i) dissolution of the Company or (ii) the Existing Property Contribution, Tejon shall manage the Existing Property without violation of applicable laws and regulations, which violation would have a material adverse effect on the development of the Master Project; provided, however, that nothing in this section 4.4D shall require Tejon to remedy or modify in any way any conditions existing as of the Effective Date.

D. If a Release of Hazardous Material occurs at the Existing Property on or after the Effective Date and before the Existing Property Contribution, Tejon shall investigate, clean up, remove or remediate such Release of Hazardous Materials at the Existing Property in compliance with all Hazardous Material Laws.

E. Tejon represents and warrants that it has provided DMB prior to the Effective Date with reasonable access to Tejon’s books and records prepared for the purpose of obtaining Entitlements for Tejon Mountain Village, excluding, however, financial projections, appraisals, Ranch master planning documentation and any confidential or privileged information, including, without limitation, certain background documents prepared in connection with the Condor HCP.

F. All closing costs and expenses shall be allocated between Tejon and the Company in accordance with the closing customs in Kern County. Notwithstanding the foregoing, all real estate taxes and assessments payable with respect to the Existing Property shall be apportioned between Tejon and the Company as of Tejon’s conveyance of the Existing Property to the Company and Tejon shall be responsible for the cost of a CLTA title policy covering the Existing Property. Any additional premium for ALTA extended coverage, surveys or endorsements shall be paid by the Company.

G. In the event that Tejon receives any insurance proceeds from a casualty, such as fire or an earthquake, with respect to the Existing Property prior to Tejon’s contribution of the Existing Property to the Company, any insurance proceeds received by Tejon shall be set aside in one or more bank accounts (the “Insurance Proceeds”). If and when Tejon is required to contribute the Existing Property, Tejon shall also contribute and transfer such insurance proceeds and any interest accrued thereon earned in such bank accounts as part of the Existing Property Contribution in accordance with the opening paragraph of Section 4.4 above. To the extent that the Existing Property is never contributed to the Company, then Tejon shall be entitled to retain the Insurance Proceeds.

H. In the event that the Existing Property is subject to condemnation prior to Tejon’s contribution of the Existing Property, and such condemnation results in the taking of enough of the Existing Property so as to cause the Executive Committee to determine that the Company’s intended future entitlement, permitting and development of the Existing Property as contemplated by this Agreement has become practically or economically infeasible (a “Material Taking”), then Tejon shall purchase DMB’s entire Interest in the Company upon the following terms. Promptly following receipt by Tejon of a written determination of the amount of the condemnation proceeds, Tejon shall deliver to DMB written notice of its purchase of DMB’s Interest pursuant to this Section (a “Buy Out Notice”), which notice shall include a statement of the amount of the condemnation proceeds as set forth in the written determination received by Tejon. The closing shall occur in accordance with and subject to the terms of Exhibit “E”, which is incorporated herein by reference as if fully set forth in this section. The purchase price to be paid by Tejon, or its assignee, for DMB’s Interest shall equal the total amount that DMB would be entitled to receive from the Company if the Company owned the Existing Property upon distribution of the condemnation proceeds actually received as follows:

(1) First Level. First, for the payment of any Member Loans (including any interest accrued thereon);

(2) Second Level. Second, 50% to Tejon and 50% to DMB, until DMB has received an amount equal to its Initial Capital Contribution;

(3) Third Level. Third, 50% to Tejon and 50% to DMB until DMB has received an amount equal to all of its DMB Mandatory Additional Contributions, and received a 25% return, compounded quarterly, on its DMB Mandatory Additional Contributions;

(4) Fourth Level. Fourth, 100% to Tejon until Tejon has received distributions under this Section 4.4H(4) that, together with Sections 4.4H(2) and 4.4H(3), cumulatively total the Condemnation Threshold; and

(5) Fifth Level. Last, to the Members, pro rata 50% to Tejon and 50% to DMB.

The parties shall cooperate to achieve favorable tax treatment of any such payments. The closing of the buy out contemplated in this section shall be consummated on or before the date (the “Closing Date”) which is thirty (30) days after receipt of the condemnation proceeds by Tejon. Notwithstanding anything to the contrary herein, if the condemnation proceeds actually received by Tejon differ from that set forth in the Buy Out Notice, the purchase price shall be determined based on the amount of proceeds actually received. For purposes of Exhibit “E”, Tejon shall be the “Purchasing Member”, and DMB shall be the “Selling Member”.

I. To the extent that any condemnation affecting the Existing Property prior to the contribution of the Existing Property to the Company does not constitute a Material Taking and Tejon receives condemnation proceeds with respect thereto, Tejon shall be entitled to receive and retain the first Two Hundred Fifty Thousand Dollars ($250,000) of proceeds of each such condemnation. If the proceeds from any such taking that does not constitute a Material Taking exceed Two Hundred Fifty Thousand Dollars ($250,000), the excess not retained by Tejon pursuant to this Section shall be set aside in one or more bank accounts (the “Condemnation Proceeds Account(s)”). If and when Tejon is required to contribute the Existing Property, Tejon shall also contribute and transfer any funds in the Condemnation Proceeds Account(s), including any interest accrued earned in such bank accounts, as part of the Existing Property Contribution in accordance with the opening paragraph of Section 4.4 above.

To the extent that the Existing Property is never contributed to the Company, then Tejon shall be entitled to retain all funds in the Condemnation Proceeds Account(s).

J. The Members acknowledge that the Existing Property and any Mitigation Land shall be subject to the terms of the Condor HCP, which may or may not have been finalized at the time of the Existing Property Contribution. DMB has reviewed the current form of the Condor HCP, which includes certain provisions that are intended to and shall govern the design and location of improvements in the Master Project and the behavior of persons owning, constructing or using the Existing Property, which provisions will be required to be incorporated into the covenants, conditions and restrictions affecting the Master Project. Tejon shall inform DMB on a regular basis regarding the progress in finalizing the Condor HCP and agrees that any changes to the Condor HCP that would materially and adversely affect the development of the Master Project shall be subject to the prior Approval of the Executive Committee, which Approval shall not unreasonably be withheld. During the Development Stage, the costs associated with the staff biologist required following the commencement of construction of the Master Project will be included in the Development Budget.

K. Subject to the foregoing provisions of this Section 4.4 and to the representations and warranties expressly provided in this Agreement, the parties hereto hereby acknowledge and agree that except for any adverse conditions identified and agreed to in writing prior to the Effective Date, the Existing Property will be contributed and conveyed to the Company by Tejon, and accepted by the Company, “AS IS, WHERE IS, WITH ALL FAULTS”. Except as expressly set forth herein, in the event the Company incurs any losses, damages, liability, claims, demands, obligations, causes of action, judgments, costs, settlements or expenses of any kind or character resulting or arising from the condition in which the Existing Property is contributed to the Company by Tejon, the Company shall have no right or remedy against Tejon, its officers, directors, employees, agents, contractors and shareholders and/or any of their respective Affiliates (“Tejon Parties”) in connection therewith whatsoever, all such rights and remedies being hereby waived. Except as expressly set forth herein, neither Tejon, nor any of the other Tejon Parties has made, is liable to the Company or DMB or any of their respective Affiliates for, or will be bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Existing Property made or furnished by Tejon, or any of the other Tejon Parties, or any real estate broker, agent or third party representing or purporting to represent Tejon, or any of the other Tejon Parties, to whomever made or given, directly or indirectly, orally or in writing.

4.5. Funding of Additional Company Expenses by DMB and Tejon. During the Development Stage, if additional Capital Contributions for the Company, over and above the Capital Contributions set forth in Sections 4.1, 4.2 and 4.4 above, are deemed necessary or advisable by the Executive Committee, at any time (and regardless of whether the Capital Contributions set forth in Sections 4.1, 4.2 and 4.4 have been exhausted), the Executive Committee may elect to arrange for third party financing. If such third party financing is unavailable to the Company and DMB has funded the entire $100,000,000 of the DMB Mandatory Additional Contributions, then the Executive Committee may call upon each Member to make additional Capital Contributions (“Shortfall Contributions”). DMB’s Shortfall Contributions and Tejon’s Shortfall Contributions shall be made in the form of cash unless otherwise determined by the Executive Committee. The Shortfall Contributions shall be made pro rata in accordance with the Members’ Percentage Interests.

4.6. Failure to Contribute.

A. Failure to Contribute Cash Capital Contributions. Should any Member fail to make a cash Capital Contribution it is required to make pursuant to the terms of this Agreement (“Non-Contributing Member”), the other Member who is not itself a Defaulting Member (“Other Member”) shall be entitled to make non-recourse loans secured by the Non-Contributing Member’s Interest in the Company (“Non-Contribution Loans”) to the Non-Contributing Member in the amount of the cash Capital Contribution which the Non-Contributing Member failed to make. The Non-Contribution Loan shall bear interest at a default interest rate which is the greater of the following (the “Default Interest Rate”): (i) twenty percent (20%) per annum or (ii) the reference rate of Bank of America NT&SA, plus six percent (6%) per annum, in either case, compounded monthly. The Members acknowledge and agree that the foregoing Default Interest Rate is a default rate of interest. Accordingly, to the extent the Default Interest Rate exceeds that which would otherwise be permitted by law, such excess interest is intended to reflect a liquidated damages amount for the default of the Non-Contributing Member and not a penalty. Instead, such excess interest constitutes a good faith estimate by the Members to estimate the actual damages resulting from the Non-Contributing Member’s default. The Members agree that such estimate is reasonable. Notwithstanding anything herein to the contrary, all distributions which would otherwise be made to the Non-Contributing Member under Sections 6 and 12.3, below shall be paid over to the Other Member who had made Non-Contribution Loans, in proportion to the outstanding balance(s) of the Non-Contribution Loan(s) made by such Other Member, until its Non-Contribution Loans to the Non-Contributing Member, including all interest accrued thereon, are repaid in full. Any such amounts shall be deemed to have been distributed to the Non-Contributing Member and applied by the Non-Contributing Member to repay the Non-Contribution Loan(s). Further, the Non-Contributing Member’s Interest shall be deemed pledged to the Other Member as security for repayment of its Non-Contribution Loans. The Non-Contributing Member shall execute and deliver to the Other Member such agreements and instruments requested by the Other Member to evidence and perfect the Other Member’s security interest in the Non-Contributing Member’s Interest to secure such Non-Contribution Loan, including, without limitation, a pledge agreement and a UCC-1 financing statement. The Other Member shall advance the Non-Contribution Loan directly to the Company on behalf of the Non-Contributing Member, which advance shall be treated as a Capital Contribution by the Non-Contributing Member. The foregoing shall be in addition to and not in limitation of the remedies available to the Other Member under this Agreement for the Non-Contributing Member’s failure to make the required cash Capital Contribution.

B. Failure of Tejon to Contribute Existing Property Contribution. Should Tejon fail to make the Existing Property Contribution in accordance with Section 4.4, then, notwithstanding anything in this Agreement to the contrary, but without limiting the remedies provided in Section 13.2A for so long as Tejon fails to cure such failure to make the Existing Property Contribution, DMB may select one (but not both) of the following remedies as its sole and exclusive remedy: either (i) DMB may elect, without the Approval of Tejon or the Executive Committee, to seek an action for specific performance on behalf of DMB or the

Company to make the Existing Property Contribution; or, in the alternative, (ii) DMB may elect to require Tejon to purchase DMB’s interest in the company for an amount determined in accordance with the terms of Section 2.3B above and Exhibit “B” attached hereto. The buy-out of DMB’s Interest shall occur in accordance with Section 2.3B and Exhibit “E” attached hereto. The Members acknowledge and agree that the remedies described in this section are intended to reflect liquidated damages for the failure of Tejon to make the Existing Property Contribution and not a penalty. To the extent that such remedies exceed any interest rates or calculations of damages permitted by law, the Members agree that any such excess constitutes a good faith estimate by the Members to estimate the actual damages resulting from such failure by Tejon to make the Existing Property Contribution. The Members agree that such estimate is reasonable. In addition, notwithstanding anything in this Agreement to the contrary, if Tejon contributes the Existing Property pursuant to the specific performance remedy described above or otherwise cures its initial failure to contribute the Existing Property by subsequently making such contributions, then, from and after the date of such cure, Tejon shall not be treated as having committed an Event of Default under this Agreement with respect to such failure to make the Existing Property Contribution.

If, after such election by DMB, a court nonetheless disallows either such remedy, then the other remedy shall, in all events, be available to DMB. By entering into this Agreement and upon selecting either of such remedies or joining in such action, DMB waives and relinquishes all other remedies against Tejon (whether at law or equity), including, without limitation, all Claims for consequential or incidental damages and lost profits, arising by reason of Tejon’s failure to make the Existing Property Contribution. Notwithstanding the foregoing, on and subject to the terms of Section 16.16 below, DMB shall also have the right to recover attorneys’ fees in any action permitted by this Section 4.6B if, on the merits of such action, they are the prevailing parties in such action. The parties agree that the sole recourse for the failure of Tejon to make the Existing Property Contribution shall be through DMB’s actions in accordance with this Section 4.6B.

4.7. Financing of the Master Project. It is anticipated that the Company will utilize third party non-recourse debt and, where available, such public finance vehicles as Mello Roos, assessments or tax increment financings during the Development Stage (the “Third Party Financing”) to pay a portion of the cost of development of the Incorporated Land and the Improvements as will be more specifically provided in the Development Business Plan. Any Third Party Financing must either conform to the Development Business Plan or otherwise be Approved by the Executive Committee.

A. To the extent such Third Party Financing contemplates the issuance of such public finance vehicles as Mello Roos, assessments or tax increment financing (“Bond Financing”), then such Bond Financing must either conform to the Development Business Plan or otherwise be Approved by the Executive Committee.

B. The Members further acknowledge and agree that it may be necessary to provide certain credit enhancements (e.g. remargin (loan to value maintenance) guaranties or completion guaranties, repayment guaranties, letters of credit, indemnities, etc.) for the purpose of obtaining the Third Party Financing and to obtain any required subdivision or similar surety bonds (the “Credit Enhancements”).

(1) The Members shall provide the required Credit Enhancements as and when contemplated by the Development Business Plan or as otherwise Approved by the Executive Committee. The Members will attempt to structure any such Credit Enhancements (a) as several, but not joint, obligations or, alternatively, with other limitations, to attempt to avoid any one Member being liable for more than its proportionate share of the obligation for which the Credit Enhancement is provided, and (b) as remargin (loan to value maintenance) guaranties or completion guaranties instead of repayment guaranties, letters of credit, indemnities or other forms of guaranty, the effect of which would be to guaranty the borrowings of the Company. Such proportionate share of each Member shall be based upon each Member’s Percentage Interest.

(2) Should a Member make a cash payment or otherwise indirectly make a payment as a result of any draw of such Member’s letter of credit (“Paying Member”) pursuant to a Credit Enhancement which payment is greater than that Member’s proportionate share of all such draws based on its Percentage Interest (“Disproportionate Payment”), then, upon demand by such Member, the other Member shall be obligated to reimburse such Paying Member for such Disproportionate Payment, based on their respective Percentage Interests. Any payments and reimbursements made pursuant to a Credit Enhancement shall be deemed Member Loans by the payor to the Company bearing interest at the rate of ten percent (10%) per annum from the date such payments are made. The principal balance of such a Member Loan of a Paying Member which is reimbursed for a Disproportionate Payment it made pursuant to a Credit Enhancement shall be reduced by the amount such Member is reimbursed by the other Member. If the other Member fails to reimburse the Paying Member for any such Disproportionate Payment, such Disproportionate Payment made hereunder shall be treated as a loan by the Paying Member to the other Member on the same terms and conditions as a Non-Contribution Loan. For purposes of this Agreement, such loan shall be considered as a Non CE Loan, except that it may not be repaid by delivering a Credit Enhancement as described in Section 4.7B(3) below.

(3) Should a Member fail to provide any Credit Enhancement as required by this Agreement (“Non CE Member”), the other Member who has provided such Credit Enhancement (“CE Member”) shall be entitled to provide the Non CE Member’s required Credit Enhancement with a substitute credit enhancement in the same amount (the “Substitute Credit Enhancement”). Such Substitute Credit Enhancement shall be treated as a loan by the CE Member to the Non CE Member on the same terms and conditions as a Non-Contribution Loan (“Non CE Loan”) and shall be applicable to the entire Credit Enhancement which the Non CE Member failed to provide. In addition to repaying the Non CE Loan in cash, the Non CE Member may repay the principal balance of the Non CE Loan (but not the accrued interest thereon) by delivering the required Credit Enhancement and causing the full release of the Substitute Credit Enhancement.

4.8. Member Loans and Contributions.

A. If unanimously Approved by the Executive Committee, a Member shall make a loan to the Company upon such terms and conditions as Approved by the Executive Committee. Such Approved loan, and any other loan by a Member to the Company expressly provided for in this Agreement, shall be referred to herein as a “Member Loan.” Any such Member Loan shall be a non-recourse obligation of the Company to the lending Member and shall be repayable solely out of Available Cash as provided in Section 6.1A, below. All Member Loans shall be payable pro rata based on the relative outstanding balances of such loans.

B. Except for any loan or contribution expressly authorized or required by this Agreement or a written action of the Executive Committee, no Member shall be obligated or authorized to lend or contribute money to the Company. If, without the prior written consent of the Executive Committee, a loan or contribution not otherwise provided for herein is made to the Company by a Member, no such loan or contribution shall entitle the lending or contributing Member to any increase in its interest in Company profits, losses or distributions or to the recoupment or repayment of such loans or contributions or the payment of any interest charge or other consideration for the use of such funds.

5. PROFITS AND LOSSES. The agreement of the Members concerning the maintenance of Book Capital Accounts, allocation of income and loss, deficit restoration and other related matters is set forth in Appendix “A” attached hereto.

6. DISTRIBUTIONS OF AVAILABLE CASH.

6.1. Definitions and Distributions. As used in this Agreement, the term “Available Cash” means the gross receipts of the Company other than Capital Contributions over and above such payments and reserves as are reasonably calculated by the Executive Committee to enable the Company to meet its financial obligations in a timely manner and after payment of all costs and expenses of the Company as the same come due (other than payments in respect of Member Loans). Reserves shall include an amount for expenses and liabilities reasonably expected to be incurred by the Company in connection with the Company’s business and affairs, consistent with the Business Plan. The minimum amount of reserve shall be established in the Business Plan. Subject to Sections 6.2 and 6.3, Available Cash shall be distributed as follows no less often than quarterly:

A. First Level. First, for the payment of any Member Loans (including any interest accrued thereon);

B. Second Level. Second, 50% to Tejon and 50% to DMB, until DMB has recovered its Initial Capital Contribution;

C. Third Level. Third, 50% to Tejon and 50% to DMB until DMB has recovered its DMB Mandatory Additional Contributions, and received a 25% return, compounded quarterly, on its DMB Mandatory Additional Contributions; and

D. Fourth Level. Last, to the Members, pro rata 60% to Tejon and 40% to DMB.

6.2. Pre-Development Distributions. The Members acknowledge and agree that during the Entitlement Period, the Company will not be distributing Available Cash unless the Company is liquidated in accordance with the terms of this Agreement.

6.3. Distribution of DMB Initial Capital Contribution. Notwithstanding anything to the contrary in Section 6.1 hereof, the Company shall distribute the cash funds received from DMB as its Initial Capital Contribution to Tejon promptly upon receipt of each such contribution.

6.4. Withdrawal of Capital or as a Member. Except as expressly provided in this Agreement or as otherwise agreed by Members, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior Approval of, and upon the terms and conditions Approved by, the Executive Committee. In no event shall any Member be entitled to withdraw capital or to receive distributions of or against capital in excess of the amount such Member is entitled to receive pursuant to Section 6.1, 6.2, 6.3 and 12.3. The Members have (i) no right under Section 18-604 of the Act to withdraw or resign and receive the fair value of their interest in the Company, (ii) no right to demand or receive any distribution from the Company in any form other than cash, except as provided in Section 12.3, and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under Section 18-606 of the Act.

7. MANAGEMENT.

7.1. Executive Committee Generally.

A. In General. Commencing on the Effective Date, the overall management and control of the business and affairs of the Company shall be overseen by a committee (the “Executive Committee”), in the form and manner described below; provided, however, that the Entitlement Manager and the Development Manager shall have the rights and responsibilities set forth herein and in the applicable Business Plan; provided, further, that such rights and responsibilities shall be subject to the oversight, review and Approval of the Executive Committee. Except as otherwise provided in this Agreement, the Executive Committee shall have the exclusive power and authority to take such action for and on behalf of the Company as the Executive Committee shall from time to time deem necessary or appropriate to carry on the Company business and to carry out the purposes for which the Company was organized. Notwithstanding the foregoing, the Executive Committee’s authority shall be limited to matters directly pertaining to the business purpose of the Company.

B. Approval of Plans. Notwithstanding the foregoing, approval of each initial Business Plan for the Entitlement Stage and the Development Stage and any material modifications thereto proposed by either Member shall require the unanimous Approval of the Executive Committee. Any non-material modifications to the initial Business Plan for the Entitlement Stage and the Development Stage shall require the Approval of the Executive Committee. No later than ninety (90) days prior to the expiration of the then-current fiscal year, the Entitlement Manager or the Development Manager, as the case may be, shall prepare and deliver to the Executive Committee for its review and Approval a proposed update to the Business Plan for the next fiscal year, which update shall be subject to the unanimous Approval of the Executive Committee.

C. Progress Deadlock.

(1) Prior to the Existing Property Contribution, in the event the Executive Committee fails to approve any Entitlement Business Plan, annual updates thereof, or material modification proposed thereto or any matter which the Executive Committee has authority to determine under this Agreement, other than the initial adoption of any Development Business Plan and other than any matters specified in Section 7.1C(2) below, the Members shall cooperate in good faith in an effort to agree regarding any such matter. If within twenty (20) days, no such agreement has been reached, then subject to the rights of the Members set forth in Section 2.3 above, either Member may, by notice to the other, declare a deadlock (“Progress Deadlock”), in which event the disagreement shall be submitted to CEO Referral. If the disagreement is not resolved by the expiration of the period for CEO Referral, the disagreement shall be referred to binding mediation as provided in this paragraph. Such mediation shall be conducted by a single mediator who shall be an active or retired real estate business professional, with more than ten years experience in entitling and developing large, complex master planned communities as a member of senior management of a development company(ies). The Executive Committee, acting in good faith, shall attempt to agree upon such mediator; but if the Executive Committee is unable to agree upon such mediator, either Member may petition a court of competent jurisdiction to appoint a mediator in accordance with the procedures for appointment of an “arbitrator” under CCP Section 1281.6. Any mediator selected by the Executive Committee or pursuant to the preceding sentence shall provide the information required under CCP Section 1281.9 within ten days of selection. Within a period of thirty (30) days following the selection of a mediator, the Executive Committee shall appear together before such mediator and present their respective positions with respect to the Progress Deadlock. The mediator shall, within fifteen (15) days, specify which Executive Committee member’s position with respect to such Progress Deadlock the mediator believes to be in the best interest of the Company, and such position shall be adopted by the Company and shall be binding and final (the “Mediator’s Decision”).

(2) Notwithstanding anything to the contrary contained herein, the mediator shall be bound by the terms and conditions of this Agreement in reaching the Mediator’s Decision and such decisions shall comply with the terms and conditions hereof. The mediator shall not have the authority to issue a Mediator’s Decision which exceeds the scope of the limited issue put to the mediator, or which requires: (i) the sale or transfer of the Company, the Existing Property, or the Master Project (or any portion thereof); (ii) the Transfer of any Member’s Interest; provided, however, that this clause shall not limit the mediator’s authority to resolve a Progress Deadlock with respect to the preconditions to a Buyout Notice under either Section 2.3 or 4.4H; (iii) the removal of any Representative (as defined below); (iv) any restriction on or mandate for Tejon’s actions with respect to the Balance of the Ranch, except as specifically set forth in this Agreement; or (v) the declaration or adjudication of an Event of Default. Any matters involving an alleged default under this Agreement shall be resolved pursuant to Section 16.3 below. Any Mediator’s Decision not in compliance with this Section 7.1C shall be void and unenforceable by either Member. With respect to any mediation undertaken pursuant hereto, each Member shall pay its own costs and expenses incurred in connection therewith, and the Company shall pay the fees and expenses of the mediator and all other costs and expenses.

D. Composition of Executive Committee and Voting Interests. The Executive Committee shall be comprised of individuals appointed by the Members. Such individuals shall be referred to herein collectively as “Representatives” and each individually as a “Representative”. Except as provided below, each Representative shall have one (1) vote on the Executive Committee, which voting right shall be referred to herein as a “Voting Interest”. Tejon and DMB each shall appoint two (2) Representatives each with a Voting Interest; provided that each such Representative shall be authorized to vote both of the Member’s Voting Interests if the other Representative of that Member fails or is otherwise unable to vote such Voting Interest.

(1) The initial Representatives of the Members are as follows:

Tejon:	Robert Stine

Joseph Drew

DMB:	Drew M. Brown

Eneas A. Kane

(2) Except as set forth herein, and subject to Section 13.2A, any actions which require Approval of the Executive Committee shall be deemed Approved only if there are at least three (3) votes in favor of such action.

(3) Notwithstanding the foregoing, but subject to Section 13.2A, the Approval of any of the following decisions shall require the unanimous Approval of the Executive Committee, i.e. all four (4) Representatives:

(a) Make any change to the purpose of the Company;

(b) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in this Agreement;

(c) Knowingly do any act which would make it impossible to carry on the business of the Company, except as otherwise provided in the Agreement;

(d) Institute proceedings to adjudicate the Company bankrupt or consent to a filing of a bankruptcy proceeding against the Company or file a petition or answer or consent seeking reorganization of the Company under the Federal Bankruptcy Code or any other similar applicable federal or state law, or consent to the filing of any such petition against the Company, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company, or of their property, or make an assignment for the benefit of creditors of the Company, or admit the Company’s, inability to pay its debts generally as they become due;

(e) Dissolve, terminate, or liquidate the Company other than in accordance with this Agreement;

(f) Except as provided in the Business Plan then in effect, enter into any Third Party Financing;

(g) Except as provided in the Business Plan then in effect, require any Member to provide a Credit Enhancement of Third Party Financing;

(h) Approve any Shortfall Contributions in accordance with Section 4.5;

(i) Except as provided in the Business Plan then in effect, acquire by lease, purchase or otherwise any real property other than the Incorporated Land;

(j) Admit any new Member to the Company (other than as specifically authorized under Section 11);

(k) Lend Company funds to any Person unless the same is provided for in the Business Plan then in effect;

(l) Except as provided in the Business Plan then in effect, enter into any contract or arrangement which requires any payments to an Affiliate of a Member;

(m) Incur any material cost, expense or obligation that is not authorized in the Business Plan then in effect or that exceeds the amount authorized therefor in the Entitlement Budget or the Development Budget, as the case may be;

(n) Approve the initial Business Plans or material modifications thereto as provided in Section 7.1B, above; and

(o) As specifically provided elsewhere in this Agreement.

(4) Without limiting any other provisions in this Agreement, any statement in this Agreement that the Executive Committee shall not unreasonably withhold its consent or approval or shall otherwise act reasonably or in its reasonable discretion, or such similar phrase, shall be construed that the Members shall cause their Representatives on the Executive Committee to not unreasonably withhold such consent or approval and to act reasonably, or in their reasonable discretion, in taking the specified Executive Committee action. During the Entitlement Stage, any disputes with respect to whether any Representative(s) have acted reasonably shall be subject to resolution as a Progress Deadlock as provided in Section 7.1.C.

(5) Notwithstanding anything to the contrary in this Agreement, on any matter to be voted on, consented to or approved by the Executive Committee, the Executive Committee may take such action without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the requisite Representatives on the Executive Committee.

(6) Notwithstanding anything to the contrary in this Agreement, either Member acting alone shall have the right on behalf of the Company to send any appropriate notice of default or termination, to institute legal proceedings and/or to take such other actions as may be necessary or appropriate to enforce the rights and protect the interests of the Company pursuant to any agreement now or hereafter entered into between the Company and any Affiliate of the other Member or with respect to any other rights or remedies of the Company running against or in connection with such other Member or an of its Affiliates, including, without limitation, the Guaranty.

E. Alternates. Each Member shall appoint two (2) alternate Representatives (“Alternates”). Each Alternate shall have all of the rights and obligations of the Representatives hereunder. Each Member may substitute its Alternate(s) for its Representative(s) at such Member’s sole and absolute discretion. Notwithstanding the foregoing, each Member may appoint one (1) Alternate to substitute for either or both of its Representative(s). The initial Alternates of the Members are as follows:

Tejon:	Allen Lyda

Dennis Mullins

DMB:	Timothy A. Kaehr

James C. Hoselton

F. Regular Meetings of the Executive Committee. The Executive Committee shall meet not less frequently than once every month (for a total of at least twelve meetings each year) during the Entitlement Stage and then once each other month (for a total of at least six meetings each year) during the Development Stage, and more often if necessary, at such times and at such place as may be determined by the Executive Committee, provided that the Members shall be given not fewer than ten (10) business days’ prior written notice of such meetings, delivery of which shall be the responsibility of the Entitlement or Development Manager as applicable. Notwithstanding the foregoing, each Member shall be entitled to call special meetings of the Executive Committee, provided that the Members’ Representatives shall be given not fewer than ten (10) business days’ prior written notice of such meetings. Each Member shall use its best efforts to cause its Representatives to attend such meetings, either in person or by telephone. Each Representative shall have the right to grant another Representative its written proxy to vote its Voting Interest.

G. Other Provisions Relating to the Executive Committee.

(1) All Members shall be entitled to be reimbursed by the Company for their Representatives’ out-of-pocket costs incurred in connection with their duties and responsibilities as Representatives to the extent provided for in the Business Plan. Except as otherwise provided in this Agreement, no Member or Representative, or any Affiliate of either such Person, shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(2) The Members and their Representatives shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.

(3) The Executive Committee may appoint subcommittees from time to time which shall operate at the direction and with the oversight of the Executive Committee. In no event shall the authority of the subcommittees exceed that of the Executive Committee as provided herein.

(4) Each Member may change its Representatives and Alternates upon ten (10) days prior written notice to the Executive Committee.

7.2. Development Manager/Entitlement Manager. The Executive Committee shall either appoint or hire one or more managers for entitlement of the project (each, an “Entitlement Manager”), and a manager of the development team (“Development Manager”), each of whom shall report to the Executive Committee.

A. The Entitlement Manager’s and Development Manager’s authority shall be limited to matters directly pertaining to the Master Project and specified by the Executive Committee. Subject to the Approval and oversight of the Executive Committee, the Entitlement Manager shall manage the day to day operations of the Company during the Entitlement Stage and the Development Manager shall manage the day to day operations of the Company during the Development Stage, each in accordance with the Business Plan.

B. The Entitlement Manager(s) will lead the entitlement process with the County of Kern. Each Member, whether or not an Entitlement Manager, shall have access to all materials, consultants and plans related to the entitlement process and shall have the right to make recommendations to the Entitlement Manager , the other Entitlement Manager, and/or the Executive Committee regarding the entitlement process. The Entitlement Manager shall each provide periodic updates (as described in the Entitlement Business Plan) to the Executive Committee regarding the execution of the Entitlement Business Plan.

C. The Development Manager will lead the development process. The other Member shall have access to all materials, consultants and plans related to the Development Stage and shall have the right to make recommendations to Development Manager and the Executive Committee regarding the development of the Master Project. Development Manager shall provide periodic updates to the Executive Committee regarding the execution of the Development Business Plan. The Executive Committee shall prepare a more detailed description of the responsibilities of Development Manager near the commencement of the Development Stage, which shall be deemed incorporated herein by reference upon Approval by the Executive Committee.

D. The Entitlement Manager(s), during the Entitlement Stage, and Development Manager, during the Development Stage, shall be paid a monthly fee as provided in the Business Plan. In addition, the Members may be entitled to fees as provided in the Business Plan.

E. Tejon and DMB are hereby each appointed as Entitlement Managers of the Company, with their responsibilities initially allocated as set forth in Exhibit ”D” attached hereto. DMB is hereby appointed as the initial Development Manager of the Company.

F. Upon ninety (90) days’ written notice to the Entitlement Managers or the Development Manager, the Executive Committee shall have the right to remove the then Entitlement Manager (or either of them) or Development Manager, as applicable. Upon ninety (90) days’ written notice to the Executive Committee, either Entitlement Manager or Development Manager may resign from its position. Notwithstanding the foregoing, Entitlement Manager and Development Manager each agrees that promptly following its resignation from its position, it shall (i) turn over all books, records and files pertaining to the Master Project in its possession and (ii) be available to cooperate with the Members, the Executive Committee, and whomever shall replace the applicable manager (the “Replacement Manager”), by devoting sufficient time and personnel as is deemed reasonably necessary by the Executive Committee to familiarize the Replacement Manager with the responsibilities of the applicable manager hereunder, the Business Plan and the Master Project as a whole in order to facilitate an orderly transition of the day-to-day management responsibilities of the applicable manager to the Replacement Manager. If Tejon ceases to be an Entitlement Manager, it shall retain the duties described in Section 10 below and all records related thereto.

7.3. Control by Tejon. Except as otherwise provided in this Agreement or in the Business Plan, any decisions and actions pertaining to the ownership, operation, financing, construction or development of the Balance of the Ranch shall be exclusively controlled by Tejon. Tejon agrees to keep the Executive Committee informed regarding its ownership, operation, financing, construction and/or development of the Balance of the Ranch to the extent the same could materially affect the entitlement, operation, communications with regulatory agencies and members of the environmental community, financing, construction or development of the Master Project. Tejon shall control, without limitation, (i) the construction and development of Regional Improvements on the Balance of the Ranch, and (ii) the selection, engagement and supervision of engineers, architects, underwriters, attorneys, and any other consultants which Tejon, in its sole and absolute discretion, desires to employ at its sole cost and expense in connection with the Balance of the Ranch. Any work, improvements, development and/or construction performed pursuant to this Section 7.3 shall be at the sole cost of Tejon. Notwithstanding anything herein to the contrary, Tejon agrees that it shall not without the Approval of the Executive Committee enter into any agreement with Kern County or with the Joint Powers Authority or any other public Agency that would require reimbursement of the cost of any Improvements by the Company or any other developer of any development on the Incorporated Lands.

7.4. Duty to the Company and Other Opportunities.

A. Other Activities; Opportunities. Unless otherwise agreed in writing between the Company and any Member, no Member shall be required to manage the Company as his or her sole and exclusive function, and any Member may have other business interests and may engage in other activities in addition to those relating to the Company whether or not in conflict or in competition with the Company subject to the specific limitations of this

Section 7.4. Except as specifically set forth in this Section 7.4, in furtherance thereof, any such Member may pursue any activity for such Person’s own benefit and account without any participation, right or claim of the other Member or the Company. DMB and the Company acknowledge that they do not have any right, title or interest in or to any portion of the Balance of the Ranch, except as specifically and expressly provided in this Agreement. Except as specifically and expressly provided herein, Tejon is free to develop or dispose of any portion of the Balance of the Ranch either itself or in a joint venture with any developer and shall have no obligation to present any opportunity to DMB or the Company.

B. Non-Competition. DMB and Tejon each agrees for itself and for its Affiliates Controlled by it that, except with respect to the Incorporated Land and any other real property acquired directly from the Company or Tejon, during the Term neither it nor its Affiliates Controlled by it shall have any economic interest in the acquisition, entitlement or development of any real property located within the area described below (the “Non-Competition Area”) as a large lot resort residential project with substantial open space and recreational amenities (a “Competing Project”) until the Company has disposed of (i.e. sold and closed, leased, developed or joint ventured) at least seventy-five percent (75%) of the developable acreage (i.e., exclusive of open spaces, common area lots, public or private streets, etc.) located within the Incorporated Land. The “Non-Competition Area” means all land located within 200 miles of central Los Angeles in the Counties of Kern, Tulare, Kings, Inyo, Mono, San Luis Obispo, Santa Barbara, Ventura, Los Angeles, Riverside, San Bernardino, Orange, or San Diego. Notwithstanding the foregoing, “Competing Project” shall not include any project in any desert, coastal (i.e., within three miles of the Pacific Ocean) or urban environments and shall particularly exclude Rancho Mission Viejo and the Centennial project on Tejon Ranch. The obligations set forth in this section of a transferring or withdrawing Member shall survive the transfer of a Member’s Interest in the Company or other withdrawal therefrom. Notwithstanding the foregoing, if a Member withdraws from the Company in accordance with this Agreement or its interest is purchased by the other Member, or its assignee, pursuant to this Agreement, then on the date which is one (1) year following the effective date of such Member’s withdrawal or the Closing Date of such purchase, such Member shall no longer be subject to this Section 7.4B. The obligations set forth in this section of any Member remaining in the Company to any party ceasing to be a Member of the Company shall not survive following a transfer or withdrawal by such other Member.

C. Water District.

(1) Water, sewer, wastewater and stormwater service to the Master Project shall be provided by the Tejon-Castac Water District, a California water district (“Water District”), which includes a portion of the Existing Property and which is anticipated to annex the balance of the Existing Property during the Entitlement Stage. The Members agree that the Company and each Member acting individually will use its and their best efforts and take all reasonable, proper and legal steps within its and their power to cause the Water District, (or, as to item (iv) below, Kern County if appropriate): (i) to annex the balance of the Existing Property to the Water District, (ii) to provide water, sewer, wastewater and stormwater service to the Master Project, (iii) to issue will-serve letters for the Master Project, and (iv) to provide, at any time as may be required by Kern County pursuant to Government Code Section 66473.7, proof of availability of a sufficient water supply, as defined in Government Code

Section 66473.7, to serve a subdivision in the Master Project, which proof shall be in the form of a written verification of the Water District’s affirmative ability to supply the subdivision in the Master Project with currently available water supplies, as provided in Government Code Section 66743.7. The obligations of the Company and DMB under the preceding sentence are subject to the obligations of Tejon under Sections 7.4C(2), (3) and (4) below.

(2) To the extent that Tejon causes demand arising on the Balance of the Ranch for water from the Water District to increase above the water demand arising on the Balance of the Ranch as shown in the Water District’s existing Urban Water Management Plan, Tejon shall ensure that the Water District or Kern County will continue to be able to issue , based on substantial evidence (as such term is used in Government Code Section 66473.7), water supply verifications under Government Code Section 66473.7 as needed by the Master Project, for amounts of Master Project water demand up to the amount of water demand for the Master Project as shown in the Water District’s December 2005 Urban Water Management Plan. Tejon shall inform the Executive Committee of its plan for ensuring adequate water supply when additional demands on the Balance of the Ranch arise. If additional water must be obtained by the Company, or by the Water District on behalf of the Company, to satisfy the requirements of Government Code Section 66473.7 as a result of such an increase in the water demand arising on the Balance of the Ranch, but not as the result of other factors such as forces of nature, Tejon shall obtain and provide the needed water supply to the Company or the Water District at Tejon’s own expense.

(3) To the extent that (i) water supplies available to the Master Project (excluding supplies based on the Water District’s rights to State Water Project water) are less than as represented in the Water District’s existing Urban Water Management Plan, and (ii) the water supplies available to the Master Project, as they may be supplemented or enhanced by the Water District from other sources to make up for any shortfall described in clause (i) above, are still insufficient for the Water District or Kern County to issue a valid water supply assessment for the Master Project under Water Code Sections 10910-10915, then Tejon shall obtain and provide the needed additional water supply to the Company or the Water District at Tejon’s own expense.

(4) Effective upon and at all times after the Existing Property Contribution, Tejon, acting alone with no further consents or approvals by DMB or the Executive Committee, and acting on behalf of the Company, is authorized at any time and from time to time to designate the “legal representative”, as such term is defined in Section 34030(b) of the California Water Code, of the Company for all purposes in connection with Water District elections, whether held pursuant to the California Water Code or under other authorities respecting other matters related to the Water District, and for the purpose of designating persons authorized to run for election to and to serve on the board of directors of the Water District pursuant to California Water Code Section 43700, and for all other purposes and matters pertaining to the actions of the Company as a holder of title within the Water District. This sole authority of Tejon cannot be revoked without the unanimous consent of the Members. In acting on behalf of the Company pursuant to this Section, Tejon shall act in accordance with the provisions of this Section 7.4C.

D. Utilities. At the election of the Executive Committee, the Company may develop, control, own, operate, and/or sell the generation, transmission, distribution, metering, billing and maintenance of utilities (including, without limitation, electrical, gas, garbage and refuse, cable services, and video, voice, and data communication services for the Master Project, whether delivered by cable or other means, but excluding water, sanitary sewer, and wastewater collection and treatment). The Members agree that such activities shall constitute a Company opportunity and that each Member shall be precluded from pursuing any such opportunity other than for the benefit of the Company. Notwithstanding anything contained herein to the contrary, Tejon shall not be restricted in any way from pursuing any of the foregoing for the benefit of any property located outside of the Existing Property for its own account to the exclusion of the Company and the other Member.

7.5. Officers. Subject to the terms and provisions of this Agreement and any written employment agreement, the Executive Committee shall be entitled to appoint such officers, with such titles and authority as the Executive Committee shall from time to time determine. Any officers so appointed shall hold office at the pleasure of the Executive Committee, subject, however, to the terms and conditions of any employment contract with an officer, and shall be entitled to exercise such powers as shall be delegated to them by the Executive Committee and not inconsistent with this Agreement. Individual Affiliates of Members may be appointed as officers as aforesaid, but officers need not be individual Affiliates of Members.

7.6. Member Compensation. No compensation for services rendered shall be paid by the Company to any Member or officer except as Approved by the Executive Committee or otherwise provided herein (including, without limitation, the fees paid to the Entitlement Manager and Development Manager in accordance with Section 7.2D, fees to Tejon in accordance with Section 10.6 and reimbursements provided for under this Agreement) or in the Business Plan. This Section shall not prohibit the payment of sums otherwise due to a person as reimbursement for expenses incurred on behalf of the Company as otherwise provided in this Agreement, as indemnification in accordance with this Agreement, or as a distribution or other payment to a Member relating to that Member’s Interest in the Company.

7.7. Payment of Consultant Fees. The Members acknowledge that, pursuant to the Business Plan, the Company may be paying fees to certain consultants for work which may incidentally benefit the Balance of the Ranch. Any fees payable to such consultants for work done in connection with the Master Project shall be paid solely by the Company, and Tejon shall have no obligation to reimburse the Company for such amounts.

8. ADDITIONAL COVENANTS BY MEMBERS.

8.1. Cooperation. Subject to Sections 7.3 and 9.1, DMB, the Company and Tejon covenant to reasonably cooperate with each other in the development of the Master Project and the Balance of the Ranch. Such cooperation shall include, without limitation, the use of diligent and good faith efforts to agree upon dedications of rights-of-way and granting of easements, licenses, and other documents reasonably necessary to develop any real property owned by the Company, Tejon or DMB within the Ranch, if any. Without limiting the foregoing, the Members agree that (1) the Company shall grant free of charge easements appurtenant to the Balance of the Ranch over the Master Project for ingress and egress to the Balance of the Ranch and for utilities, provided that such easements shall be located so as not to materially adversely affect the entitlement or development of the Master Project and further that no above-ground utilities shall be placed in such a manner that would adversely affect the value of the Master Project, and (2) Tejon shall grant free of charge easements appurtenant to the Existing Property over the Balance of the Ranch for the ingress and egress to the Existing Property and for utilities, provided that such easements shall be located so as not to materially adversely affect the entitlement or development of the Balance of the Ranch and further that no above-ground utilities shall be placed in such a manner that would adversely affect the value of the Balance of the Ranch. Section 7.3 and Section 9, respectively, shall govern in the event of any conflict between this section and either of those sections.

9. ADDITIONAL DEVELOPMENT

9.1. Additional Development Land. The Members agree that the Existing Property constitutes approximately twenty-eight thousand (28,000) acres. However, from time to time, the Executive Committee may determine that additional land is necessary to obtain the Entitlements or to otherwise benefit the Master Project. Additional land to be acquired from Tejon’s existing Ranch lands shall be acquired in accordance with this Section 9.

A. From time to time, the Company (by unanimous vote of the Executive Committee) may determine that additional land within the Kern County portion of the Balance of the Ranch is required (or is reasonably expected to be required) to comply with its obligations or conditions of approval for the Entitlements to mitigate project specific impacts of the Master Project on habitat, species, wetlands or other natural resources that cannot be adequately mitigated on the Existing Property alone (the “Mitigation Land”). To the extent the Executive Committee unanimously determines that it is reasonably necessary for the Company to acquire or dedicate Mitigation Land, Tejon shall, at the option of the Company, sell to the Company fee title to, and/or shall grant a conservation easement over, additional Ranch land if (i) the Mitigation Land is within the area shown in green on Exhibit “A” attached hereto; (ii) the Mitigation Land is reasonably compact and contiguous to the Existing Property or Ranch lands then committed to conservation by binding, legal commitment; and (iii) the transfer of the Mitigation Land to the Company will not create political, jurisdictional or operational problems that are materially greater than are generally involved with conservation land.

(1) Any interests in Mitigation Land to be transferred shall be transferred pursuant to a separate agreement entered into by Tejon and the Company consistent with the requirements of this Agreement, which separate agreement shall be unanimously Approved by the Executive Committee. Unless otherwise agreed by the Members, the purchase price of any Mitigation Land to be purchased by the Company pursuant to such a separate agreement shall be $1,750 per acre for a fee interest and $1,000 per acre for a conservation easement, increased by an inflation factor equal to three percent (3%), compounded annually, from January 1, 2010 until the date of transfer or dedication of such Mitigation Land.

(2) Subject to the terms of this Section 9, Tejon shall provide non-exclusive access to the Mitigation Land through the Balance of the Ranch, if such access is required by the appropriate governmental agency; provided, however, that Tejon shall not be required hereunder to grant such non-exclusive access which could materially interfere with or affect Tejon’s ownership, operation, entitlement, permitting, financing, construction or development of the Balance of the Ranch, or which is in a scope, manner or extent of use greater than other non-exclusive access rights granted to parties using the Mitigation Land. It is the Members’ intent that such access shall be provided through existing rights-of-way and that the Company and Tejon shall have no obligation to construct any improvements in connection with such access, to provide the public with rights of access to the Balance of the Ranch, or to otherwise incur any cost or expense in connection with providing such access.

B. DMB is not precluded from requesting that Tejon convey land or interests in land in addition to or in lieu of Mitigation Land meeting all of the requirements set forth in Section 9.1A; provided, however, that although Tejon shall, in good faith, consider such request, Tejon shall determine whether or not to sell such land in its sole and absolute discretion. To the extent that the Executive Committee determines that the Company shall acquire additional Ranch lands or interests that are not Mitigation Land, the purchase price for such land shall be determined by the Executive Committee based upon the fair market value for such land. The Mitigation Land together with any other Ranch lands acquired by the Company from Tejon pursuant to this Section 9 are sometimes referred to herein as “Additional Tejon Land”.

9.2. Sale of Additional Tejon Land. All closing costs and expenses for the acquisition by the Company of Additional Tejon Land shall be allocated between Tejon and the Company in accordance with the closing customs in Kern County. Notwithstanding the foregoing, real estate taxes and assessments payable with respect to the Mitigation Land shall be apportioned between Tejon and the Company as of Tejon’s conveyance of the Additional Tejon Land to the Company. The Company shall obtain a title insurance policy covering the Additional Tejon Land in the condition Approved by the Executive Committee. Tejon shall pay the premium for any standard CLTA title policies and the Company shall pay the additional premium for any extended coverage ALTA title policies, surveys or endorsements.

10. ACCOUNTING AND RECORDS

10.1. Records and Accounting. Unless the Executive Committee elects otherwise, the accounting books and records of the Company shall be kept, and the financial position and the results of its operations recorded, by Tejon in accordance with the accounting methods elected to be followed by the Company under generally accepted accounting principles, consistently applied. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business in accordance with the Act. Tejon’s accounting responsibilities described herein shall not include the maintenance of the books and records of any homeowner’s association or similar community governance entity found within the Master Project. Notwithstanding the foregoing, overall financial management will be provided by the Development Manager during the Development Stage, subject to the terms of this Agreement.

10.2. Access to Accounting and Other Records. All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member and the Member’s duly authorized representatives, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. Further, any Member may request the Company to deliver a current list of Members, with addresses, Capital Contributions, Additional Capital Contributions, and Percentage Interests, and a copy of the Company’s tax returns.

10.3. Company Interim Reports. Tejon shall deliver to the Executive Committee the following reports for the applicable period all in form and substance reasonably satisfactory to the Executive Committee:

A. A calendar quarterly budget variance substantially in a form Approved by the Executive Committee within fifteen (15) days following the end of each such quarter;

B. During the Development Stage, a monthly sales report showing sales opened, sales closed, sales canceled and sales prices within five (5) business days following the end of each such months;

C. A calendar quarterly financial statement of the Company including a balance sheet, income statement, a statement of cash flow, a statement of sources and uses of funds, and a detail of accounts receivable and accounts payable within fifteen (15) days following the end of each such quarter; and

D. A calendar quarter update to the then current Business Plan (which update shall be prepared and provided for informational purposes only and shall not be deemed a part of the Business Plan unless the Executive Committee determines, under Section 7.1B above, to incorporate all or any part of such update into the Business Plan) within fifteen (15) days following the end of each such quarter.

10.4. Tax Matters for the Company Handled by Members and Tax Matters Partner. The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. Tejon shall act as the tax matters partner under Section 6231 of the Code (“TMP”). The TMP shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith; provided, however, that the TMP agrees to provide quarterly reports to DMB regarding the Company’s tax affairs. The TMP shall oversee the Company’s tax affairs in the overall best interests of the Company; provided, however, that the TMP shall not settle any matter with the Internal Revenue Service, or otherwise extend the statute of limitations applicable to any Member, without the prior written consent of such Member. Notwithstanding anything to the contrary in this Section 10.4, the TMP shall take no action nor make any elections without first obtaining the prior written consent of the Members. If for any reason the TMP can no longer serve in that capacity, the Executive Committee may designate the other Member to be TMP. The TMP shall cause the Company to deliver to each Member the following:

A. Tax Information. On a recurring basis, no later than fifteen (15) days prior to the next succeeding date on which individual estimated Federal income tax payment is due, a statement of pre-tax net income (loss) of the Company for the then most recently completed calendar quarter and the current balance of each Member’s Book Capital Account; and

B. Annual Tax Information. Within ninety (90) days after the end of each fiscal year all information relating to the Company necessary for the preparation of such Member’s federal and state income tax returns.

10.5. Company Year End Reports. Within ninety (90) days following the end of each calendar year, Tejon shall deliver to the Executive Committee for such calendar year a final financial statement of the Company prepared in accordance with generally accepted accounting principles, consistently applied, and certified by an officer of Tejon. The financial statements of the Company shall be audited annually at the Company’s expense. The year end financial statements of the Company shall include a balance sheet, an income statement, statement of cash flow, statement of sources and uses of funds and such other information and reports as the Executive Committee may reasonably request.

10.6. Accounting Fee. Tejon shall be paid as compensation for its duties under this Section 10 as provided in the Business Plan.

11. TRANSFER OF INTERESTS, CHANGES IN MEMBERS

11.1. Transfer and Assignment of Member’s Interest.

A. Prohibition. Other than as expressly provided for in this Agreement, no Member shall be entitled to assign, convey, sell, encumber or in any way alienate (“Transfer”) such Member’s Interest in the Company, or any part thereof or interest therein, except by unanimous Approval of the Executive Committee, which Approval shall be exercised in the sole and absolute discretion of each Representative on the Executive Committee. Notwithstanding the foregoing, DMB may, without the Approval of the Executive Committee, Transfer its Interest in the Company to an Affiliate. Further, notwithstanding the foregoing, Tejon may, without the Approval of the Executive Committee, transfer its Interest in the Company to an Affiliate, provided, however, that Tejon provide a guaranty of the obligations of such Affiliate as a Member of the Company upon similar terms as set forth in Section 4.3 and substantially in the form of the guaranty attached hereto as Exhibit “F”.

B. Transfers of Interests in Members. Except for Permitted Estate Planning Transfers and Transfers to an Affiliate, DMB shall not permit any direct or indirect Transfer of an interest in DMB without the consent of Tejon, which consent may be granted or withheld by Tejon in its sole and absolute discretion. Notwithstanding the foregoing, DMB may, without the consent of Tejon, permit any direct or indirect Transfer of an interest in DMB so long as such Transfer would not result in the Principals owning directly or indirectly less than fifty percent (50%) of DMB.

C. Securities Laws. In addition to the restrictions contained in subsection (A) above, no Member shall assign, convey, sell, encumber or in any way alienate all or any part of such Member’s Interest in the Company without registration under applicable federal and state securities laws, or unless the Member delivers an opinion of counsel or other evidence reasonably satisfactory to the Executive Committee that registration under such laws is not required.

D. Admission of Transferees. Notwithstanding any provision of this Agreement to the contrary, a Person who is a transferee of all of a Member’s interest in the Company shall have the right to become a substitute Member if (i) the requirements of subsection (A) hereof are met, (ii) such Person executes instruments satisfactory to the Executive Committee accepting and adopting the terms and provisions of and assuming all of the transferor’s obligations under this Agreement, and (iii) such transferee pays any reasonable expenses in connection with such Person’s admission as a substitute Member.

11.2. Effects of Transfer.

A. Effective Time. Any permitted transfer of all or any portion of a Member’s Interest in the Company will take effect on the first day of the month following Approval as provided hereinabove, or otherwise as provided in this Agreement or Approved by the Executive Committee, as applicable, and execution of a counterpart of this Agreement by the transferee which has been Approved by the Executive Committee. Any permitted transferee of an Interest in the Company shall take subject to terms and provisions of, including those relating to the restrictions on transfer imposed by, this Agreement.

B. Transfers Void. Any attempted transfer of a Member’s Interest in the Company in violation of this Agreement shall be void and of no force or effect. The purported transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, or to receive distributions from the Company, or any other rights whatsoever. The Member attempting such transfer shall remain a Member.

12. DISSOLUTION AND LIQUIDATION.

12.1. Events Giving Rise to Dissolution. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall work an immediate dissolution of the Company:

A. Unanimous Agreement. The unanimous agreement of the Representatives pursuant to the terms of Section 7.1 hereof;

B. Bankruptcy/Insolvency. The occurrence of any event of bankruptcy with respect to a Member as set forth in Section 18-304 of the Act, unless within ninety (90) days following the withdrawal the remaining Member elects in writing to continue the business of the Company;

C. Sale or Transfer. The sale or conveyance of all or substantially all of the assets of the Company and the payment of, or appropriate reservation for (as determined by the Executive Committee), all material liabilities of the Company; or

D. Other Events. Any other event which is deemed to cause a dissolution of the Company under the Act.

12.2. Liquidating Member. The “Liquidating Member” shall be Tejon or, if Tejon is the sole Defaulting Member, the Liquidating Member shall be DMB.

12.3. Distributions upon Liquidation. The proceeds of the Company shall be applied and distributed as follows and in the following order of priority:

A. First, to the payment of third party debts, liabilities and loans of the Company (excluding Member Loans);

B. Second, to the payment of the Company’s reasonable expenses of the liquidation;

C. Third, to the setting up of any reserves which the Executive Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves, may, in the discretion of the Executive Committee, be paid over to a national bank or national title company as escrow holder for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Executive Committee may reasonably deem advisable, distribute any remaining balance in the manner set forth below;

D. Fourth, to pay the fees owing to the Members pursuant to Section 10.6;

E. Fifth, to pay interest and then principal on any Member Loans authorized hereunder;

F. Sixth, to the Members in accordance with Section 6.1.

In no event shall the Company or DMB have any claim to the amount distributed to Tejon pursuant to Section 6.3 above.

No payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full. If the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amount due them. Payments described in clauses (D), (E) and (F) above may be made in cash or in assets of the Company in kind, upon the unanimous Approval of the Members. Any asset distributed in kind shall be valued at its fair market value and for all purposes of this Agreement shall be treated as if such asset had been sold at such value, subject to existing liens and encumbrances, and the net cash proceeds therefrom distributed to the Members.

12.4. Tejon’s Right to Buy Land. Notwithstanding anything to the contrary herein, if upon liquidation the Company owns any portion of the Incorporated Land, Tejon shall have the option, but not the obligation, to purchase from the Company such land, or any portion thereof, together with any related assets. The purchase price shall be the fair market value of such land and other assets determined in accordance with the valuation mechanism set forth in Exhibit “B”, which is incorporated herein by reference as if fully set forth in this section; provided, however, that for purposes of Exhibit “B”, the value determined shall be the fair market value of the portion of the Incorporated Land, together with any related assets owned by the Company, subject to any encumbrances including conservation easements that may then exist, to be purchased by Tejon, instead of the Interest Fair Market Value. To exercise the option provided herein, Tejon shall deliver written notice to the Company (“Buy Out Notice”) with respect to the Incorporated Land and any other assets of the Company identified in the notice no later than sixty (60) days from the event triggering dissolution. The closing of the sale to Tejon shall occur no later than sixty (60) days following the determination in accordance with Exhibit ”B” of the value of the assets being purchased. The proceeds of the sale of the assets of the Company purchased by Tejon shall be distributed pursuant to Section 12.1. Tejon’s share of any such proceeds may be deducted from any cash amount paid to the Company and then deemed distributed to Tejon pursuant to Section 12.1.

12.5. Acts in Furtherance of Liquidation. Each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all documents and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company. Without limiting the foregoing, each Member shall execute an instrument terminating the Memorandum of Contribution Agreement upon dissolution of the Company, to the extent the Memorandum of Contribution Agreement has not been removed from title at such time.

13. DEFAULT, REMEDIES.

13.1. Events of Default. The occurrence of any of the following events (or any other events set forth herein which expressly constitute defaults under this Agreement) by or with respect to a Member, including, without limitation, a Member in its capacity as Entitlement Manager or Development Manager (the “Defaulting Member”) shall be defaults under this Agreement, and if not cured within the applicable notice and cure period provided below, if any, to such default shall constitute an “Event of Default” hereunder:

A. Failure to Contribute Capital or Provide Credit Enhancement. Subject to Section 4.6, the failure of a Member to make a Capital Contribution or deliver any Credit Enhancement required by Section 4 hereof and a continuation of such failure for more than ten (10) days after written notice by the other Member to the Defaulting Member and the other non-defaulting Members that such Defaulting Member has breached its obligations under Section 4 (“Failure Notice”);

B. Failure to Perform. The failure of a Member (or its Affiliated predecessor-in-interest) to comply with or perform any of its (or such Affiliate’s) obligations under this Agreement (other than those obligations arising under Section 4 that are covered by Section 13.1A), and a continuation of such failure for more than thirty (30) days after notice to the Member or such Affiliate, whichever is a Member at the time of the notice, that such Member (or such Affiliate) has failed to perform any of such obligations; provided, however, if such failure is of a nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended for up to an additional one hundred and twenty (120) days so long as the Defaulting Member (or such Affiliate) in good faith commences all reasonable curative efforts within such thirty (30) day period and diligently and expeditiously continues its curative efforts to completion; and

C. Insolvency Proceedings. With respect to any Member, a case or proceeding shall be commenced by such Member seeking relief under the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; an adjudication that such Member is insolvent or bankrupt; the entry of an order for relief under the federal Bankruptcy Code with respect to such Member; the filing of any such petition or the commencement of any such case or proceeding against such Member, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; the filing of an answer by such Member admitting or failing to contest the allegations of any such petition; the appointment of (or seeking, consenting to or acquiescing in the appointment of) a trustee, receiver or custodian for all or substantially all of the assets of such Member unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not fewer than five (5) days before the proposed sale of any assets of such Member (or if such appointment is stayed within such ninety (90) day period, such appointment is not vacated within ninety (90) days of the expiration of such stay); the insolvency of such Member or the execution by such Member of a general assignment for the benefit of creditors; the convening by such Member of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; the failure of such Member to pay its debts as they mature, or the failure generally of such Member to pay its debts as they become due; the levy, attachment, execution or other seizure of all or substantially all of the assets or the Interest of such Member where such seizure is not discharged within thirty (30) days thereafter; or the admission by such Member in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

D. Failure to Close Buy/Sell. The failure of a Purchasing Member to close under Section 15.5.

13.2. Remedies. Upon the occurrence of any Event of Default, the Company and the Members (who are not Defaulting Members) shall have the following rights and remedies:

A. Termination of Management. The termination of all management and approval rights of the Defaulting Member as a Member under this Agreement, including, without limitation, the replacement of the Defaulting Member as Entitlement Manager or Development Manager with Persons selected by the non-defaulting Member, the replacement of the Defaulting Member’s Representatives and Alternates for the Executive Committee with Persons selected by the non-defaulting Member, and the termination of the Defaulting Member’s right to appoint any future Representatives thereto or otherwise participate in any meeting or action taken by the Executive Committee; provided, however that with respect to an Event of Default under Section 13.1A, such Defaulting Member may have its management and approval rights reinstated (including, without limitation, the reinstatement of its Representatives and Alternates) if the Defaulting Member cures such default and, to the extent outstanding, repays any Non-Contribution Loan or Non CE Loan, as applicable, together with all unpaid accrued interest thereon at the Default Interest Rate.

B. Default Buy Out. With respect to any default under Section 13.1A, above, the exercise of the default buy out rights provided in Section 13.6, below, subject to Section 4.6B.

C. Suspension of Buy/Sell-Default Buyout. The suspension of any buy/sell or buyout rights of a Member under Section 15 or 13.6, respectively, who is a Defaulting Member until such Defaulting Member cures such Event of Default.

D. Other Rights and Remedies. Subject to the limitations provided in this Agreement, all other rights and remedies available to the other Member and the Company at law or in equity.

13.3. Cumulative Remedies. Except as set forth in this Agreement, no remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

13.4. Litigation Without Termination. Subject to the alternative dispute resolution mechanisms set forth below in Section 16.3, any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of breach by such party of this Agreement, or breach of any other agreement between a Member and the other Member or the Company, except as set forth in Section 4.6B, above, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company.

13.5. No Waiver. No waiver by a Member or the Company of any breach of or default under this Agreement shall be deemed to be a waiver of any other breach or default of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach or default shall be deemed to be a waiver of any breach or default of this Agreement, whether or not such Member or the Company knows of such breach or default at the time it accepts such payment or performance. No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

13.6. Default Buy Out.

A. Right To Purchase. Following a thirty (30) day period following the date of the Failure Notice, at any time during the pendency of an Event of Default for which this remedy may be utilized under Section 13.2, above, the other Member shall have the right but not the duty to acquire the Defaulting Member’s Interest for an amount (the “Defaulting Member’s Price”) determined as hereinafter provided; provided, however, that no

Member shall have any right to acquire the Defaulting Member’s Interest under this section if (i) the Member that desires to acquire such Interest is in default under this Agreement or (ii) the Event of Default of the Defaulting Member whose Interest may be acquired consists of a failure to contribute a cash Capital Contribution or a failure to provide a Credit Enhancement, pursuant to Sections 4.2, 4.4, 4.5 and 4.7B, and a Non-Contribution Loan or a Non CE Loan has been timely made to such Member in the amount of such required Capital Contribution or Credit Enhancement. The Defaulting Member’s Price shall be ninety percent (90%) of the Interest Fair Market Value (as defined below). The establishment of the Defaulting Member’s Price utilizing ninety percent (90%) rather than one hundred percent (100%) of the Interest Fair Market Value is not intended as a penalty but rather is intended as liquidated damages inasmuch as the actual damages to the Electing Member occasioned by the Event of Default of the Defaulting Member are and may be difficult if not impossible to ascertain and thus the ten percent (10%) reduction constitutes a good faith effort by the Members to estimate such damages. The Members agree that such estimate is reasonable.

B. Calculation of Interest Fair Market Value. The Interest Fair Market Value of the Defaulting Member’s Interest shall be determined in accordance with the valuation mechanism set forth in Exhibit “B”, which is incorporated herein by reference as if fully set forth in this section, as of the date that the other Member gives notice to the Defaulting Member under Section 13.6C. The Defaulting Member shall pay all of the fees and costs of the appraisers and CPA or, at the election of the Electing Member (as defined below), the same may be subtracted from the amount payable to the Defaulting Member for its Interest.

C. Initiation of Purchase Right. The other Member (the “Electing Member”) may initiate the right to purchase granted by this Section 13.6 by giving a notice to such effect to the Defaulting Member within ninety (90) days from the date of the Event giving rise to the exercise of the remedy provided in this Section 13.6.

D. Electing Member’s Election. The Electing Member shall have thirty (30) days after the determination of the Defaulting Member’s Price to elect whether or not to purchase the Defaulting Member’s Interest. If the Electing Member elects not to purchase or makes no election, the Electing Member shall have no purchase obligations pursuant to this Section 13.6 and shall not have any further right to purchase the Defaulting Member’s Interest pursuant to this Section 13.6. If an Electing Member desires to purchase, such Electing Member shall give a written notice to the Defaulting Member of its election to purchase within such thirty (30) day election period (the “Final Election Notice”). The closing of the purchase of the Defaulting Member’s Interest by the Electing Member, if it delivers a Final Election Notice, shall take place at the offices of the Company and shall occur on or before the date (the “Closing Date”), which is thirty (30) days after the delivery of the Final Election Notice. The closing shall occur in accordance with and subject to the terms of Exhibit “E”, which is incorporated herein by reference as if fully set forth in this section. For purposes of Exhibit ”E”, the Defaulting Member shall be the “Selling Member”, and the Electing Member shall be the “Purchasing Member”.

14. INDEMNIFICATION.

14.1. Breach. Each Member hereby agrees to indemnify, defend and hold harmless the other Member, Representatives and the Company (and (i) their respective Affiliates, (ii) their direct and indirect agents, employees, representatives, officers, directors, shareholders, members and partners, and (iii) the direct and indirect agents, employees, representatives, officers, directors, shareholders, members and partners of their Affiliates) from and against (A) all Claims which may arise as a result of any act or omission that constitutes gross negligence or willful misconduct on the part of the indemnifying Member or its Representative and (B) all Claims resulting from any material breach of this Agreement by a Member, subject to the limitations set forth in Section 4.6B, above. Such indemnity shall survive the termination or expiration of the Term of the Company, the sale of all of the assets of the Company and the transfer or sale of the Interest of the indemnifying Member.

14.2. Brokers. Each of Tejon and DMB hereby warrants and represents to the other that no Person, firm or entity is in a position to claim a real estate brokerage commission, due diligence fee or finder’s fee as a procuring cause of this transaction, and each party shall indemnify, defend, protect and hold the other party harmless from and against any and all Claims arising as a result of a breach of the foregoing warranty and representation.

14.3. Conduct of Company. No Member, Representative or officer (including the Entitlement Manager and the Development Manager) (or (i) their respective Affiliates, (ii) their direct and indirect agents, employees, representatives, officers, directors, shareholders, members and partners, and (iii) the direct and indirect agents, employees, representatives, officers, directors, shareholders, members and partners of their Affiliates) (collectively, the “Indemnified Parties” and each an “Indemnified Party”), shall be liable to the Company or to any other Indemnified Party for any act performed, or omitted to be performed, by it in the conduct of its duties in connection with the Company if such act or omission is reasonably believed by such Person to be within the scope of the authority of such Person under this Agreement, is performed or omitted in good faith and without gross negligence or willful misconduct on the part of such Person, and does not otherwise constitute a material breach of this Agreement, subject to the limitations set forth in Section 4.6B, above. The Company shall defend, indemnify and save harmless each Indemnified Party from any Claim sustained by any such Indemnified Party by reason of any act performed, or omitted to be performed, in good faith and without gross negligence or willful misconduct in the conduct of its duties within the scope of its authority expressly conferred by this Agreement, provided that such act does not constitute a material breach of this Agreement. The Company’s duty to defend each of the Indemnified Parties shall become effective immediately following the assertion of a Claim against an Indemnified Party; provided, however, that the Company shall not reimburse the attorneys’ fees or costs incurred by any Indemnified Party in any cause of action or proceeding commenced by a Member or the Company against such Indemnified Party, unless and until a final determination is made in such action or proceeding that the Indemnified Party is entitled to indemnification under this Section 14.3. Such indemnity shall not be construed to limit or diminish the coverage of any Member or Representative under any insurance obtained by the Company. Payment shall not be a condition precedent to any indemnification provided in this Agreement.

14.4. General Indemnity Provisions. Each indemnity provided for under this Agreement shall be subject to the following provisions:

A. Coverage. The indemnity shall cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

B. Notice. The indemnitee shall notify the indemnitor of any Claim against the indemnitee covered by the indemnity within forty-five (45) days after the indemnitee has notice of such Claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent the indemnitor shall be prejudiced by such failure. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability upon learning of the same, then the indemnitee may settle such liability, and the liability of the indemnitor hereunder shall be conclusively established by such settlement, which amount of such liability shall include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by the indemnitee in effecting such settlement.

C. Insurance. Commencing on the Effective Date and until the date Tejon makes its Existing Property Contribution, Tejon shall carry and maintain in force, or cause to be carried and maintained in force, such liability insurance as is customarily carried by responsible and prudent owners of property similar in character, value and use to the Master Project for the benefit of the Company as an additional insured.

15. BUY/SELL.

15.1. Generally. At any time following the Existing Property Contribution, if the Executive Committee is unable to reach a decision on a matter which is material to the Master Project including, without limitation, the financing, refinancing, sale, exchange, or other disposition of the Incorporated Land (an “Executive Committee Deadlock”), and such Executive Committee Deadlock nonetheless continues to exist after (a) at least thirty (30) days of good-faith negotiations (the “30 Day Good Faith Negotiation Period”) between Tejon and DMB (which period shall commence upon the delivery of written notice by either DMB to Tejon or Tejon to DMB of the same following an Executive Committee Deadlock), and (b) CEO Referral following failure to agree despite the expiration of the 30 Day Good Faith Negotiation Period, either Tejon or DMB (the “Initiating Member”) may give written notice (the “Offering Notice”) to the other (the “Responding Member”) of its intent to rely on this Section 15 and to purchase all, but not less than all, of the Responding Member’s Interest; provided, however, that the Offering Notice must be delivered within thirty (30) days following the expiration of the 30 Day Good Faith Negotiation Period. The Initiating Member shall specify in its Offering Notice the all-cash purchase price (“Purchase Price”) at which the Initiating Member would be willing to purchase all of the assets of the Company as of the date the Offering Notice is given (“Date of Value”) and the amount (“Liquidating Distribution Amount”) that each Member would have been entitled to receive hereunder if the Company had sold the Company assets to a third party for the Purchase Price on the Date of Value and liquidated the Company. For the purposes of establishing the Liquidating Distribution Amount, the liabilities of the Company shall be limited to known non-contingent liabilities and shall not include reserves or prepayment penalties with respect to any Third Party Financing.

15.2. Response of Responding Member.

A. If the Responding Member is Tejon, then upon receipt of the Offering Notice, Tejon as the Responding Member shall then be obligated either:

(1) To sell to the Initiating Member its Interest at a price equal to the amount the Responding Member would have been entitled to receive hereunder if the Company had sold the Company assets to a third party for the Purchase Price on the Date of Value and liquidated the Company; or

(2) To purchase the Interest of the Initiating Member at a price equal to the amount the Initiating Member would have been entitled to receive hereunder if the Company had sold the Company assets for the Purchase Price to a third party on the Date of Value and liquidated the Company.

B. If the Responding Member is DMB, then upon receipt of the Offering Notice, DMB as the Responding Member shall then be obligated either:

(1) To sell to the Initiating Member its Interest at a price equal to the amount the Responding Member would have been entitled to receive hereunder if the Company had sold the Company assets to a third party for the Purchase Price on the Date of Value and liquidated the Company; or

(2) To deliver to Tejon an Offering Notice of DMB’s intent to rely on this Section 15.2B(2) and to purchase all, but not less than all, of Tejon’s Interest. DMB shall specify in its Offering Notice the Purchase Price at which it would be willing to purchase all of the assets of the Company as of the Date of Value established in Tejon’s Offering Notice, which Purchase Price may or may not be the same as the Purchase Price set forth in Tejon’s Offering Notice. Upon receipt of DMB’s Offering Notice pursuant to this Section 15.2B(2), Tejon as the Responding Member shall then be obligated either:

(a) To sell to DMB as the Initiating Member its Interest at a price equal to the amount Tejon as the Responding Member would have been entitled to receive hereunder if the Company had sold the Company assets to a third party for the Purchase Price as set forth in DMB’s Offering Notice on the Date of Value and liquidated the Company; or

(b) To purchase the Interest of DMB as the Initiating Member at a price equal to the amount the Initiating Member would have been entitled to receive hereunder if the Company had sold the Company assets to a third party on the Date of Value for an amount equal to 110% of the Purchase Price specified by DMB in its Offering Notice and liquidated the Company.

C. For purposes of Section 15, the terms “Initiating Member”, “Responding Member”, “Offering Notice” and “Purchase Price” shall refer to the party,

notice or price as applicable based on the transaction ultimately determined to be entered into by the parties hereto pursuant to this Section 15.2.

15.3. Timing of Response. The Responding Member shall notify the Initiating Member in writing (the “Response Notice”) of its election under Section 15.2, above, within sixty (60) days of its receipt of the applicable Offering Notice. Failure to give written notice electing to purchase the Initiating Member’s Interest within the required time period shall be deemed an election of the Responding Member to sell its entire Interest to the Initiating Member. For purposes of this Section 15, the term “Purchasing Member” shall mean either Tejon or DMB, as applicable, which is obligated to purchase the other’s Interest pursuant to this Section 15 (whether such entity is the Initiating Member or the Responding Member ) and the term “Selling Member” shall mean either Tejon or DMB, as applicable, which is obligated to sell its Interest to the Purchasing Member.

15.4. Buy/Sell Closing.

A. Tejon and DMB shall meet and exchange documents and pay any amounts due, and otherwise do all things reasonably necessary to consummate the transaction set forth herein at the closing of such purchase (the “Buy/Sell Closing”). The Buy/Sell Closing shall occur at the office of Tejon’s legal counsel at 10:00 a.m., on the first Wednesday after the sixtieth (60th) day after the delivery of the final applicable Response Notice unless that day is a national or state holiday and, in that event, on the next business day. At the Buy/Sell Closing, the Selling Member shall deliver to the Purchasing Member a duly executed assignment of its Interest and shall also, upon the request of the Purchasing Member, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and Company records as are reasonably necessary to conclude the Buy/Sell Closing and to transfer ownership, title and control of the Company assets to the extent necessary (including but not limited to execution, in recordable form, of an amended Certificate and/or cancellation of Certificate) including, without limitation, an instrument terminating the Memorandum of Contribution Agreement, to the extent the Memorandum of Contribution Agreement has not been removed from title at such time. Subject to Section 15.6, below, the Purchasing Member shall deliver to the Selling Member cash for the full amount of the consideration, if any, for such Interest, and shall deliver any other documents reasonably necessary from the Purchasing Member to conclude the Buy/Sell Closing. The Selling Member shall transfer its Interest free of all liens or encumbrances.

B. Further, on the Buy/Sell Closing, the Selling Member and/or its Affiliates shall be released from its liability under any third party loans to the Company and any Credit Enhancements. If a Company creditor refuses to so release the Selling Member and/or its Affiliates, the Purchasing Member shall indemnify the Selling Member and/or its Affiliates from liability under such loans and Credit Enhancements.

C. In the event Tejon is the Selling Member, (i) its obligations pursuant to Section 7.4C, Section 8.1, Section 9 and Section 10 (solely with respect to any final tax returns for the period when Tejon was a Member) shall survive the Buy/Sell Closing, (ii) the Company’s and DMB’s obligations to Tejon under Section 8.1 shall survive the Buy/Sell Closing, and (iii) if requested by DMB, Tejon shall grant a perpetual, non-exclusive license to use the name “Tejon” in the name of the Company and, as applicable, in the names of communities and other projects within the Master Project, subject to the terms set forth in Section 1.6A. Any such license shall be at no cost to DMB and otherwise upon terms that meet DMB’s commercial needs for use of the name. Upon the Closing, the Selling Member shall have no further rights, remedies or obligations under the Agreement, except for any rights, remedies or obligations set forth in the Agreement that explicitly state that they survive either termination of this Agreement or transfer of the Member’s Interest. Any rights, remedies or obligations of the Purchasing Member with respect to the Selling Member under this Agreement shall survive only to the extent that this Agreement explicitly states that they survive either termination of this Agreement or transfer of the other Member’s Interest.

D. Notwithstanding anything in this Agreement to the contrary, the Purchasing Member shall be entitled to designate any third party to be the transferee of the Selling Member’s Interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not delay the Buy/Sell Closing.

15.5. Failure to Close. If the Purchasing Member fails to close as aforesaid, the same shall be deemed an Event of Default hereunder by the Purchasing Member within the meaning of Section 13.1D. In addition to any other remedies available under this Agreement by reason thereof, the Selling Member shall have the right, exercisable by written notice to the Purchasing Member given within thirty (30) days of the date set for the Buy/Sell Closing, to purchase the Interest of the Purchasing Member . If the Selling Member exercises such option, the Purchase Price shall be ninety percent (90%) of the Purchase Price established under Sections 15.1 and 15.2.

15.6. Limitations on Right to Deliver Offering Notice. Notwithstanding anything contained in this Agreement to the contrary, no Initiating Member may deliver an Offering Notice to a Responding Member if such Initiating Member is in default under this Agreement. If the Purchasing Member has failed to make a cash Capital Contribution or failed to provide a Credit Enhancement pursuant to Sections 4.2, 4.4, 4.5 and 4.7B, and a Non-Contribution Loan or Non CE Loan, as applicable, was made in connection with such failure, then such Purchasing Member must repay any such Non-Contribution Loans and Non CE Loans (and any interest accrued on the same in accordance with the Default Interest Rate) prior to purchasing the Interest of the Selling Member. If the Selling Member has failed to make a cash Capital Contribution or failed to provide a Credit Enhancement pursuant to Sections 4.2, 4.4, 4.5 and 4.7B, and a Non-Contribution Loan or Non CE Loan, as applicable, was made in connection with such failure, then the proceeds from the sale of such Selling Member’s Interest must first be used to first repay any Non-Contribution Loans and Non CE Loans (and any interest accrued on the same in accordance with the Default Interest Rate). Only then shall any difference between such unpaid obligations and the amount due the Selling Member for its Interest be paid to such Selling Member. If the amount of unpaid obligations is greater than the amount due the Selling Member for its Interest, the Selling Member shall be obligated to pay the Purchasing Member such difference.

16. MISCELLANEOUS.

16.1. Notices. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing and shall be deemed received upon personal delivery to the party to whom the notice is directed or, if sent by reputable overnight delivery service, upon one (1) business day after delivery to the delivery service, or if sent by telecopy, upon electronic verification of receipt by the sending machine (provided a copy of such notice is sent the next business day in any of the additional means listed in this Section 16.1), or if sent by mail, three (3) business days following its deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the applicable party at the addresses set forth below:

To Tejon:	Tejon Ranchcorp
P.O. Box 1000
4436 Lebec Road
Lebec, California 93243
Facsimile: (661) 248-3100
Attention: Dennis Mullins, Esq.

with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067-3284
Facsimile: (310) 277-7889
Attention: Mathew A. Wyman, Esq.

To DMB:	DMB Associates, Inc.
7600 E. Doubletree Ranch Road
Suite 300
Scottsdale, Arizona 85255
Facsimile: (480) 367-7576
Attention: Mary Alexander, Esq.

with a copy to :	Coblentz, Patch, Duffy & Bass LLP
One Ferry Building, Suite 200
San Francisco, California 94111
Facsimile: (415) 989-1663
Attention: Harry O’Brien, Esq.

16.2. Entire Agreement. This Agreement, together with the exhibits hereto (which are incorporated herein by reference) represent the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof, including, without limitation, that undated Letter of Intent for Tejon Mountain Village LLC. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless same shall be in writing and signed by all Members.

16.3. Dispute Resolution. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a Claim by a Member with respect to this Agreement, the Members shall promptly and in good faith attempt to resolve such dispute by mutual agreement. In the event the Members are unable to resolve such dispute by mutual agreement, the matter shall be settled exclusively by a binding arbitration (“Arbitration”), conducted by a single arbitrator (the “Arbitrator”) chosen by the parties as described below. Any party may initiate the Arbitration by written notice to the other and to the Arbitration Tribunal. The date on which the notice is given is called the “Arbitration Initiation Date.” The fees and expenses of the Arbitration Tribunal and the Arbitrator shall be shared equally by the Members participating in such Arbitration, in proportion to such Members’ respective Percentage Interests, and advanced by them from time to time as required; provided, however, that at the conclusion of the Arbitration, the Arbitrator may award costs and expenses (including the costs of the Arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing party. Except as expressly modified herein, the Arbitration shall be conducted in accordance with the provisions of Section 1280 et seq. of the California Code of Civil Procedure or their successor sections (“CCP”), and shall constitute the exclusive remedy for the determination of any Claim, including whether the Claim is subject to arbitration. The Arbitration shall be conducted under the procedures of the Arbitration Tribunal, except as modified herein. The “Arbitration Tribunal” shall be the Los Angeles Office of JAMS/ENDISPUTE (“JAMS”), unless the parties to the dispute cannot agree on a JAMS arbitrator, in which case the Arbitration Tribunal shall be the Los Angeles Office of the American Arbitration Association (“AAA”). The Arbitrator shall be a retired judge or other arbitrator employed by JAMS selected by mutual agreement of the parties to the dispute, and if they cannot so agree within thirty (30) days after the Arbitration Initiation Date, then the Arbitrator shall be selected from the Large and Complex Case Project (“LCCP”) panel of the AAA, by mutual agreement of the parties to the dispute. If the parties to the dispute cannot agree on an Arbitrator within sixty (60) days after the Arbitration Initiation Date, the Arbitrator shall be selected by the AAA, from its LCCP panel, through such procedures as the AAA regularly follows. In all events, the Arbitrator must have had not less than fifteen (15) years experience as a practitioner or arbitrator of complex real estate transactions. If for any reason the AAA does not so act, any party to the dispute may apply to the Superior Court in and for Kern County, California, for the appointment of a single arbitrator. No pre-arbitration discovery shall be permitted, except that the Arbitrator shall have the power in his or her sole discretion, on application by either party, to order pre-arbitration examination solely of those witnesses and documents that the other party intends to introduce as its case-in-chief at the arbitration hearing. Prior to the commencement of arbitration hearings, the Arbitrator shall have the power, in his or her discretion, upon either party’s motion but not on his or her own initiative, to order the parties to engage in pre-arbitration mediation for a period not exceeding thirty (30) days before a mediator mutually acceptable to the parties. The Arbitrator shall try any and all issues of law or fact and be prepared to make the award within ninety (90) days after the close of evidence in the Arbitration. When prepared to make the award, the Arbitrator shall first so inform the parties, who shall have ten (10) days to attempt to resolve the matter by a binding agreement between them. If the parties so resolve the matter, the Arbitrator shall not make any award. If the parties do not so resolve the matter, the Arbitrator shall make the award on the eleventh day following his notice of being prepared to make the award. The Arbitrator’s award shall dispose of all of the claims that are the subject of the Arbitration and shall follow Delaware law and precedent, and shall include written statements of fact and conclusions of law. The Arbitrator shall be empowered to (i) enter equitable as well as legal relief, (ii) provide all temporary and/or provisional remedies, and (iii) enter binding equitable orders. The award rendered by the Arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

16.4. Confidentiality. Each Member hereby agrees to hold as confidential all information disclosed in connection with the transactions contemplated by this Agreement, whether obtained before or after the Effective Date, concerning each other, the Master Project and Balance of the Ranch, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information that was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which the Members are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to carry out the business of the Company as contemplated by this Agreement, and (iv) to comply with any law, rule or regulation, including, without limitation, those affecting Tejon as a public company. Notwithstanding the foregoing, only DMB shall be obligated hereunder to maintain as confidential any information relating to the Balance of the Ranch. The parties acknowledge that this Agreement shall be made public promptly after full execution of this Agreement. The provisions of this Section 16.4 shall survive the termination of this Agreement, withdrawal of any Member and transfer of the Interest of any Member.

16.5. Governing Law; Choice of Forum.

A. Subject to Section 16.3, above, this Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State.

B. The Members each acknowledge and agree that, subject to Section 16.3 above, the Superior Court of the State of California in and for Kern County, and the associated federal and appellate courts, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof.

16.6. Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Members and their legal representatives, successors and assigns, and no party hereto shall be permitted to delegate its duties or responsibilities.

16.7. Captions. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.

16.8. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

16.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

16.10. Further Assurances. Each Member covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be requested by the Executive Committee required by any such Member in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement.

16.11. Relationship of Parties. The relationships between the Members under this Agreement shall be that of a limited liability company for the sole and limited purpose of carrying on the business of the Company. Nothing herein shall be deemed to create a limited liability company between the Members for the carrying on of business outside the scope of this Agreement, nor shall any Member have the ability to act as agent for the other Member.

16.12. No Partition. No Member shall have the right to partition any property of the Company during the term of the Company, nor shall any Member make application to any court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale thereof, and upon any breach of the provisions of this Section by a Member, the other Member, in addition to all rights and remedies at law and in equity it may have or claim, shall be entitled to a decree or other restraining order enjoining such application, action or proceeding.

16.13. No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Members and their respective permitted successors and assignees, and shall not confer, nor shall it be construed as conferring, directly, indirectly, contingently or otherwise, any rights or benefits on any person or party other than the Members and their permitted successors and assignees. Without limiting the generality of the foregoing, as to any third party, a deficit Book Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

16.14. Survival. The indemnifications provided herein and any other provisions hereof which state that they expressly survive the term or the termination hereof shall survive the termination or expiration of this Agreement and the transfer by one or more Members of their interests in the Company.

16.15. Usury. If any rate of interest or other charge payable under this Agreement shall at any time exceed the maximum amount chargeable by applicable laws, then the applicable rate of interest shall be the maximum rate permitted by applicable laws.

16.16. Attorneys’ Fees; Waiver of Jury Trial.

A. Attorneys’ Fees. In the event of any litigation or arbitration between the Members to enforce or interpret any provision or right hereunder, the unsuccessful party to such litigation covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including, without limitation, reasonable attorneys’ fees as determined by the judge or arbitrator. For the purpose of this Agreement, the term “attorneys’ fees” shall mean the fees and expenses of counsels to the Members, which may include printing, photostating, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such term shall also include all such fees and expenses incurred with respect to appeals, arbitrations, reference out and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

B. Waiver of Jury Trial. To the extent permitted by law, the Members hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the Members against another in connection with any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of the Members or any claim of injury or damage relating to any of the foregoing, or the enforcement of any remedy under any statute with respect thereto.

16.17. Time of the Essence. Time is of the essence of this Agreement.

16.18. Incorporation of Exhibits. All exhibits, schedules and appendices attached and referred to in this Agreement are incorporated herein as if fully set forth in this Agreement.

16.19. Certain Terminology.

A. Include. Whenever the words “including”, “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same.

B. Section. Except as otherwise indicated herein, all Section references in this Agreement shall be deemed to refer to the corresponding Sections of this Agreement.

C. Here. Variations of the word “here,” such as hereof, hereto, herein shall mean references to this entire Agreement, not to any particular Section or paragraph unless the context clearly indicates otherwise.

16.20. Construction. The Members have each been represented by counsel of their respective choice in connection with this Agreement, the terms of which have been fully and fairly negotiated. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language.

16.21. Good Faith and Fair Dealing. The Members, the Representatives and the Alternates all hereby covenant to act in good faith and in accordance with fair dealing with respect to this Agreement and the Company during the Term of the Company.

[signatures begin on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

TEJON RANCHCORP, a California corporation

By:	/s/ Robert A. Stine
Robert A. Stine, its President and CEO

By:	/s/ Dennis Mullins
Dennis Mullins, its Secretary

DMB TMV LLC, an Arizona limited liability company

By:	DMB ASSOCIATES, INC.
an Arizona corporation,
its Manager

	By:	/s/ Drew M. Brown
	Name:	Drew M. Brown
	Title:	President

Exhibit “A”

EXISTING PROPERTY, MITIGATION LAND AREA

AND TEJON R ANCH

[See Attached]

A-1

58
Caliente Creek
Tehachapi Creek
223
Mitigation Land
Tejon Ranch Boundary
Inside Owner
99
5
Canal 850
Tecuya Creek
Tejon
Mountain
Village
Cuddy Creek
Cottonwood Creek
California Aqueduct
138
Miles
0
2
4
6

TEJON
RANCH
COMPANY

TMV/DMB
Existing Property, Mitigation Land Area,
and Tejon Ranch

Exhibit “B”

VALUATION PROCEDURE

The Selling Member and the Buying Member shall first attempt to agree on the Interest Fair Market Value. If the Members have not agreed upon the Interest Fair Market Value within thirty (30) days following the delivery of the Buy Out Notice, then the Members shall each, within ten (10) days after such thirty (30) day period, appoint in writing an appraiser, which appraiser shall be a Membership Appraisal Institute (“MAI”) California certified appraiser with at least five (5) years of experience appraising real estate development companies. If one party has appointed an appraiser hereunder, and the other party fails to appoint an appraiser hereunder within ten (10) days of the first party’s written request to do so, the Interest Fair Market Value will be established by the determination acting alone of the appraiser appointed by such first party, and such other party hereby consents to the same. The appraiser or appraisers so appointed shall be instructed to complete their appraisals within ninety (90) days of their appointments, and to appraise only the Interest Fair Market Value as of the date of the Buy Out Notice.

If two appraisers are appointed pursuant to the preceding paragraph, the two appraisers so appointed shall conduct independent appraisals and meet within ninety (90) days after their appointment to attempt to set the Interest Fair Market Value. If they are unable to agree upon such Interest Fair Market Value within said ninety (90) day period, they shall appoint a third appraiser who meets the qualifications set forth above. If they fail to appoint a third appraiser within seven (7) days after such ninety (90) day period, either Member, on behalf of both, may request such appointment by the president or executive secretary of the Southern California chapter of the MAI. The third appraiser shall be instructed to complete an appraisal within sixty (60) days from his appointment. Within five (5) days after completion of the third appraiser’s appraisal, all three appraisers shall meet and a majority of the appraisers shall attempt to determine the Interest Fair Market Value. If a majority are unable to determine the Interest Fair Market Value at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the Interest Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such Interest Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Interest Fair Market Value. Any Interest Fair Market Value determined in accordance herewith shall be final and binding upon all of the Members.

B-1

Exhibit “C”

MEMBERS’ ADDRESSES, CAPITAL CONTRIBUTIONS,

AND PERCENTAGE INTERESTS

Members and Addresses	Initial Capital Contribution		Percentage Interest
Tejon Ranchcorp P.O. Box 1000 4436 Lebec Road Lebec, California 93243	$27,000,000	[1]	50%

DMB TMV LLC 7600 E. Doubletree Ranch Road, Suite 300 Scottsdale, Arizona 85255	$13,500,000		50%

[1]	Following the contribution of Tejon’s Initial Capital Contribution in the amount of $27,000,000, Tejon received a distribution of approximately $13,500,000 pursuant to Section 6.3 below.

C-1

Exhibit “D”

ENTITLEMENT STAGE DUTIES

Entitlement Strategy and activities	Parties agree that each has expertise in the process of entitling land for development in California, and they will make their best efforts to mutually agree on all aspects of the entitlement processing with the County of Kern. It is also agreed that Tejon will continue to take the public “lead” in the entitlement processes with County of Kern to take advantage of the goodwill and strength of relationship it has developed within the community. DMB team members will have access to all materials, consultants, and plans related to the entitlement process, and shall routinely make recommendations regarding the process as they desire. Entitlement staff will routinely update the Executive Committee on the progress of implementing the entitlements process. Any issues or disagreements between project team members related to the execution of the business plan shall be brought to the executive committee for resolution at the earliest possible time.

The following table lists the important tasks related to the entitlement of the project. It the responsibility columns, a “P” indicates primary responsibility, and an “S” indicates secondary responsibility, and “J” indicates joint responsibility.

D-1

Entitlement Stage Duties	TRC	DMB

Completing all technical reports for EIR.	P	S

Selecting consultants and attorneys as required.	J	J

Development and refinement of entitlement strategy, including local, regional, State and Federal processes.	J	J

Completing the land plan, and land plan alternatives.	J	J

Maintaining a complete set of all files, records and reports related to project.	P	S

Guiding the preparation and processing of the EIR	J	J

Coordination with County of Kern staff.	P	S

Permit processing with all State and Federal agencies.	J	J

Coordinating legal review of all entitlement documents.	J	J

Developing a legal strategy to address any litigation subsequent to project approval.	J	J

Briefing elected County officials on issues and processes related to TMV entitlement.	P	S

Developing strategy for engagement with Environmental Stakeholders.	J	J

Regional, State and Federal political strategy and contacts related to entitlement issues.	J	J

Developing and updating future business plans and budgets.	J	J

Reviewing all preliminary engineering studies for the project.	S	P

Developing the communications plan for the entitlement phase of the project.	J	J

Preparing all public materials related to the promotion of the project, during the entitlement process.	J	J

Conservation / mitigation issues related to Tejon lands.	P	S

D-2

Exhibit “E”

BUY OUT CLOSING

The amount due to be paid to the Selling Member for its Interest in connection with a purchase hereunder shall be paid by a confirmed wire transfer of readily available funds in full at the time of closing. If the Selling Member has previously failed to contribute a cash Capital Contribution or failed to provide a Credit Enhancement pursuant to Sections 4.4, 4.5 and 4.7, and Non-Contribution Loans or Non CE Loans, as applicable, were made in connection with such failure (i.e., in the case of a buy out pursuant to Section 13.6, a previous Non-Contribution Loan or Non CE Loan arising out of a failure which is not the basis of the current invocation of Section 13.6), then all amounts due to be paid to the Selling Member for its Interest shall be applied to pay all unpaid Non-Contributions Loans and Non CE Loans to such Member (and any interest accrued on the same in accordance with the Default Interest Rate). Only then shall any difference between such unpaid obligations and the amount due the Selling Member for its Interest be paid to such Selling Member. If the amount of unpaid obligations is greater than the amount due the Selling Member for its Interest, the Selling Member shall be obligated to pay the Purchasing Member such difference. If the Purchasing Member has failed to make a cash Capital Contribution or failed to provide a Credit Enhancement pursuant to Sections 4.2, 4.4, 4.5 and 4.7B, and a Non-Contribution Loan or Non CE Loan, as applicable, was made in connection with such failure, then such Purchasing Member must repay any such Non-Contribution Loans and Non CE Loans (and any interest accrued on the same in accordance with the Default Interest Rate) prior to purchasing the Interest of the Selling Member.

The Selling Member and Purchasing Member shall meet and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the “Closing”). The Closing shall occur at the office of the Company at 10:00 a.m. on the applicable Closing Date unless that day is a national or state holiday or weekend and, in that event, on the next business day. At the Closing, the Selling Member shall deliver to the Purchasing Member a duly executed assignment of its Interest, cash for the full amount, if any, which the Selling Member is required to pay hereunder, and shall also, upon the request of the Purchasing Member, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and Company records as the Purchasing Member determines are necessary or desirable to conclude the Closing and to transfer ownership, title and control of the assigned interest (including but not limited to execution, in recordable form, of an amended certificate of the Company) and to otherwise assist the Purchasing Member in connection with the development, use, sale, rental or disposal of the Incorporated Land, including, without limitation, an instrument terminating the Memorandum of Contribution Agreement, to the extent the Memorandum of Contribution Agreement has not been removed from title at such time. The Purchasing Member shall deliver to the Selling Member any other documents reasonably necessary from the Purchasing Member to conclude the Closing and any payments described in the preceding paragraph, as applicable. The Selling Member shall transfer its Interest free of all liens or encumbrances.

Upon the Closing, the Selling Member shall have no further rights, remedies or obligations under the Agreement, except for any rights, remedies or obligations set forth in the Agreement that explicitly state that they survive either termination of this Agreement or transfer

E-1

of the Member’s Interest. Any rights, remedies or obligations of the Purchasing Member with respect to the Selling Member under this Agreement shall survive only to the extent that this Agreement explicitly states that they survive either termination of this Agreement or transfer of the other Member’s Interest.

Notwithstanding anything in the Agreement to the contrary, the Purchasing Member shall be entitled to designate any third party to be the transferee of the Selling Member’s Interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not delay the Closing.

E-2

Exhibit “F”

GUARANTY OF OBLIGATIONS AGREEMENT

[See Attached]

F-1

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of May 19, 2006, by DMB COMMUNITIES, LLC, an Arizona limited liability company (“Guarantor”), whose address is 7600 E. Doubletree Ranch Road, Suite 300, Scottsdale, Arizona 85255, in favor of TEJON MOUNTAIN VILLAGE LLC, a Delaware limited liability company (the “Company”), and TEJON RANCHCORP, a California corporation (“Tejon”) (the Company and Tejon shall hereafter be referred to individually as a “Beneficiary” and collectively as the “Beneficiaries”). Beneficiaries’ address is 4436 Lebec Road, Lebec, California 93243.

A. Guarantor has requested that Tejon form the Company with DMB TMV, LLC, an Arizona limited liability company (“DMB”).

B. The Company is governed by that certain Limited Liability Company Agreement of Tejon Mountain Village LLC, dated as of even date herewith, entered into by and between Tejon and DMB (the “LLC Agreement”). All initially capitalized terms used herein without definition shall have the meaning given such terms in the LLC Agreement.

C. Tejon is willing to form the Company and enter into the LLC Agreement with DMB, and make the substantial Capital Contributions to the Company described in the LLC Agreement, subject to the terms and conditions set forth therein and provided that Guarantor provides this Guaranty.

D. Guarantor acknowledges that it and its Affiliates will be considerably benefited by the formation of the Company, Tejon’s Capital Contributions to the Company and the Company’s acquisition of the Existing Property, and that good and adequate consideration exists for its execution, delivery and performance under this Guaranty.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows for the benefit of the Beneficiaries:

1. In order to induce Tejon to enter into the LLC Agreement with DMB and to induce Tejon to agree to contribute the Project Materials and the Existing Property to the Company upon the terms and conditions set forth in the LLC Agreement, Guarantor hereby, unconditionally and irrevocably, guarantees for the benefit of Beneficiaries and their respective successors and/or assigns the full and prompt payment and performance when due of any and all of the obligations of DMB now or hereafter existing under the LLC Agreement to make DMB’s Initial Capital Contribution and the DMB Mandatory Additional Contributions and to perform the obligations of DMB under the LLC Agreement other than under Section 4.5 of the LLC Agreement; provided, however, that with respect to obligations other than capital contribution requirements, Guarantor shall not be liable for any amounts based upon claims against the Company arising out of matters for which the Company is insured to the extent the Company actually receives insurance proceeds therefor. The obligations guaranteed pursuant to this Section 1 are hereinafter collectively referred to as the “Guaranteed Obligations”. Notwithstanding anything to the contrary herein, with respect to obligations of DMB under the LLC Agreement other than obligations for payment or contribution of money, Guarantor shall

1

not be required to personally perform such obligations but shall nonetheless be financially responsible for performance of such obligations.

2. Guarantor agrees as follows:

(a) Guarantor shall continue to be liable under this Guaranty and the provisions hereof shall remain in full force and effect notwithstanding: (i) any modification, amendment, agreement or stipulation between DMB and Beneficiaries, or their respective successors and/or assigns, with respect to the LLC Agreement or other agreement referred to in the LLC Agreement now or hereafter increasing, decreasing or otherwise altering, modifying, amending or affecting the obligations set forth in the LLC Agreement; (ii) the Beneficiaries’ waiver of or failure to enforce any of the terms, covenants or conditions contained in the LLC Agreement or in any modification thereof; (iii) any release of DMB or any other guarantor from any liability with respect to the Guaranteed Obligations, or any portion thereof; (iv) any release or subordination of any real or personal property then held by Beneficiaries as security for the performance of the Guaranteed Obligations, or any portion thereof; or (v) Beneficiaries’ enforcement of, or failure to enforce, its rights under this Guaranty or any other guaranty.

(b) Guarantor’s liability under this Guaranty shall continue until the full and complete satisfaction of the Guaranteed Obligations, and shall not be reduced by virtue of any partial payment or performance of any amount due or other obligation to be performed under the LLC Agreement or by Beneficiaries’ recourse to any collateral or security except as the foregoing shall be applied to reduce the amount of the Guaranteed Obligations then outstanding.

(c) Guarantor hereby represents and warrants to Beneficiaries as follows: (i) Guarantor is an Affiliate of DMB; (ii) Tejon’s agreement to enter into the LLC Agreement with DMB is of substantial and material benefit to Guarantor; (iii) Guarantor now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the LLC Agreement or referred to therein, the value of the assets owned or to be acquired by DMB, DMB’s financial status and its ability to perform the Guaranteed Obligations; (iv) Guarantor has reviewed and approved copies of the LLC Agreement and is fully informed of the remedies Beneficiaries may pursue, with or without notice to DMB, in the event a default shall occur under the LLC Agreement; and (v) so long as the Guaranteed Obligations (or any portion thereof) remain unsatisfied, Guarantor shall keep itself fully informed as to all aspects of DMB’s financial condition and the performance of the Guaranteed Obligations.

3. The liability of Guarantor under this Guaranty is a guaranty of performance and not of collectibility, and is not conditional or contingent upon the genuineness, validity, regularity or enforceability of the LLC Agreement or other instruments relating to the creation or performance of the Guaranteed Obligations or the pursuit by Beneficiaries or either of them of any remedies which either of them now has or may hereafter have with respect thereto under the LLC Agreement, at law, in equity or otherwise; provided, however, that nothing in this paragraph shall constitute a waiver of any contractual defenses under the LLC Agreement.

4. Guarantor hereby waives, to the extent permitted by law: (a) all notices to Guarantor, to DMB, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension or modification of the

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Guaranteed Obligations, or of default in the performance of the Guaranteed Obligations (or any portion thereof) and enforcement of any right or remedy with respect thereto or notice of any other matters relating thereto; (b) diligence and demand of performance; and (c) all principles or provisions of law which conflict with the terms of this Guaranty. Guarantor further agrees that Beneficiaries or either of them may enforce this Guaranty upon the occurrence of an Event of Default under the LLC Agreement with respect to any of the Guaranteed Obligations, notwithstanding the existence of any dispute between DMB and Beneficiaries or either of them with respect to the existence of such Event of Default or performance of the Guaranteed Obligations (or any portion thereof) or any counterclaim, set-off or other claim which DMB may allege against Beneficiaries or either of them with respect thereto; provided, however, that nothing in this paragraph shall constitute a waiver of any contractual defenses under the LLC Agreement. Moreover, Guarantor agrees that its obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

5. Guarantor agrees that Beneficiaries or either of them may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral securing the Guaranteed Obligations, without the necessity of proceeding against any other guarantor, and without the necessity of proceeding against DMB. Guarantor hereby waives the right to require Beneficiaries or either of them to proceed against DMB, to foreclose any lien on any real or personal property securing the Guaranteed Obligations, to exercise any right or remedy under the LLC Agreement, to pursue any other remedy or to enforce any other right. It is the intention of Guarantor that each Beneficiary shall have the independent right to enforce this Guaranty against Guarantor to the extent that either or both of the Beneficiaries suffers any damage, liability or loss by reason of DMB’s breach of the Guaranteed Obligations. Each Beneficiary may exercise such rights without the consent or participation of the other Beneficiary. Further, Guarantor acknowledges that Tejon shall have the right to enforce this Guaranty on behalf of the Company without any consent or participation by DMB.

6. (a) Guarantor further agrees that nothing contained herein shall prevent Beneficiaries from suing under the LLC Agreement and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Guarantor hereby fully and completely subordinates to Beneficiaries any right of subrogation against DMB. Guarantor understands that the exercise by Beneficiaries or either of them of certain rights and remedies contained in the LLC Agreement may affect or eliminate Guarantor’s right of subrogation against DMB.

(b) Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits and defenses under California Civil Code (“CC”) Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849 and 2850, including, without limitation, the right to require Beneficiaries to (i) proceed against DMB or any other guarantor or pledgor, (ii) proceed against or exhaust any security or collateral Beneficiaries or either of them may hold, or (iii) pursue any other right or remedy for the benefit of Guarantor.

(c) Guarantor agrees that it shall have no right of subrogation against DMB or against any collateral or security provided for in the LLC Agreement unless and until the Guaranteed Obligations have been fully satisfied. Guarantor further agrees that to the extent the waiver of its rights of subrogation as set forth herein is found by a court of competent

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jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against DMB or against such collateral or security shall be junior and subordinate to any rights Beneficiaries or either of them may have against DMB and to all right, title and interest Beneficiaries or either of them may have in such collateral or security. Beneficiaries or either of them may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation, reimbursement and/or contribution rights that Guarantor may have, and upon any disposition or sale, any rights of subrogation, reimbursement and/or contribution Guarantor may have shall terminate.

(d) No provision of this Guaranty shall be deemed to limit, decrease, or in any way to diminish any rights of set-off Beneficiaries or either of them or any Affiliate of Tejon may have with respect to any cash, cash equivalents, certificates of deposit, notes or the like which may now or hereafter be put on deposit with Beneficiaries or either of them or any such Affiliate by DMB or by Guarantor. Upon the occurrence and during the continuance of any Event of Default under the LLC Agreement relating to the Guaranteed Obligations, Beneficiaries or either of them or any such Affiliate are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any indebtedness at any time owing by Beneficiaries or either of them or any such Affiliate to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Beneficiaries or either of them or any such Affiliate shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Beneficiaries agree, and Tejon agrees to cause any such Affiliate, to promptly notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of Beneficiaries or either of them or any such Affiliate under this Section 6(d) are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Beneficiaries or any such Affiliate may have.

(e) In accordance with CC Section 2856,

(i) Guarantor waives all rights and defenses available to such Guarantor by reason of CC Sections 2787 to 2855, inclusive, 2899 and 3433 including, without limitation, any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations or any other guarantor of any of the Guaranteed Obligations with respect to such guarantor’s obligations under its guaranty, in either case, pursuant to the anti-deficiency or other laws of this state limiting or discharging the principal’s indebtedness or such other guarantor’s obligations, including, without limitation, California Code of Civil Procedure (“CCP”) Section 580a, 580b, 580d or 726; and

(ii) Guarantor waives all rights and defenses that Guarantor may have because DMB’s obligations may be secured by real property. This means, among other things:

(A) Beneficiaries, or either of them, may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by DMB;

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(B) If Beneficiaries, or either of them, forecloses on any real property collateral pledged by DMB,

(1) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

(2) Beneficiaries, or either of them, may collect from Guarantor even if Beneficiaries, or either of them, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from DMB.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because DMB’s obligations may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon CCP Section 580a, 580b, 580d, or 726; and

(iii) Guarantor waives all rights and defenses arising out of an election of remedies by Beneficiaries, or either of them, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed such Guarantor’s rights of subrogation and reimbursement against DMB by the operation of CCP Section 580d or otherwise, and even though that election of remedies by Beneficiaries, or either of them, has destroyed such Guarantor’s rights of contribution against another guarantor of any of the Guaranteed Obligations.

No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 6(e).

7. Guarantor warrants and represents that any financial statements heretofore delivered to Beneficiaries by Guarantor are true, correct, complete and accurate in all material respects, fairly represent the financial condition of the Guarantor and its operations and transactions as of the date of such financial statements, and no material adverse change has occurred in Guarantor’s financial position since the date of such statements. Guarantor further warrants and represents:

(a) This Guaranty and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Guarantor are and on the Closing Date will be duly authorized, executed and delivered by and, subject to equitable principles generally and covenants of good faith and fair dealing and to the federal laws relating to bankruptcy, are binding upon Guarantor in accordance with their terms.

(b) Guarantor has the capacity and authority to enter into this Guaranty and consummate the transactions contemplated hereby and nothing prohibits or restricts the right or ability of Guarantor to enter into this Guaranty.

(c) The execution, delivery and performance by Guarantor of this Guaranty will not (i) require the consent of any person or entity, (ii) conflict with or violate any provisions of any governmental requirement, (iii) conflict with or result in a breach of, or constitute a default under, any contract or other instrument to which Guarantor is a party, or by which any of the property of Guarantor is bound or affect, (iv) result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Guarantor, or (v) result in or require the acceleration of any indebtedness of Guarantor.

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(d) Neither this Guaranty nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Guaranty or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to Guarantor or the Existing Property;

(e) Guarantor has filed or has caused to be filed all federal, state and local income, excise, property and other tax returns which it is required to file, all such returns are true and correct, and Guarantor has paid all taxes as shown on such returns or on any assessment received by Guarantor to the extent that such taxes have become due, including, but not limited to, all FICA payments and withholding taxes.

(f) There are no actions, claims, suits or proceedings pending, or, to the knowledge of Guarantor, threatened or reasonably anticipated against or affecting Guarantor at law or in equity or before or by any government authority which reasonably may be expected to result in any material adverse change in the business, operations, prospects, assets or condition (financial or otherwise) of Guarantor.

(g) Guarantor is not in default under any contract, agreement, commitment or other instrument, or under any governmental requirement, which default could have a material adverse effect on its business, operations, prospects, assets, properties or condition (financial or otherwise), or in the performance of, any covenants or conditions respecting any of its indebtedness.

(h) No holder of any indebtedness of Guarantor has given notice of any asserted default thereunder, and no liquidation or dissolution of Guarantor and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Guarantor or the properties of Guarantor is pending or, to the knowledge of Guarantor, threatened against Guarantor.

8. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing and shall be deemed received upon personal delivery to the party to whom the notice is directed or, if sent by reputable overnight delivery service, upon one (1) business day after delivery to the delivery service, or if sent by facsimile, upon electronic verification of receipt by the sending machine (provided a copy of such notice is sent the next business day in any of the additional means listed in this Section 8), or if sent by mail, three (3) business days following its deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the applicable party at the addresses set forth below:

To Beneficiaries:	Tejon Mountain Village LLC
c/o Tejon Ranchcorp
P.O. Box 1000
4436 Lebec Road
Lebec, California 93243
	Facsimile:	(661) 248-3100
	Attention:	Dennis Mullins, Esq.

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Tejon Ranchcorp
P.O. Box 1000
4436 Lebec Road
Lebec, California 93243
	Facsimile:	(661) 248-3100
	Attention:	Dennis Mullins, Esq.

with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067-3284
	Facsimile:	(310) 277-7889
	Attention:	Mathew A. Wyman, Esq.

To Guarantor:	DMB Communities, LLC
7600 E. Doubletree Ranch Road
Suite 300
Scottsdale, Arizona 85255
	Facsimile:	(480) 367-7576
	Attention:	Mary Alexander, Esq.

with a copy to :	Coblentz, Patch, Duffy & Bass LLP
One Ferry Building, Suite 200
San Francisco, California 94111
	Facsimile:	(415) 989-1663
	Attention:	Harry O’Brien, Esq.

Notice of change of address shall be given by written notice in the manner detailed in this Section 8.

9. Guarantor’s performance of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for that portion of the Guaranteed Obligations which is not performed. Without in any way limiting the generality of the foregoing, in the event that Beneficiaries or either of them is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligations, such judgment shall in no way be deemed to release Guarantor from its covenant to perform any portion of the Guaranteed Obligations which is not the subject of such suit.

10. This Guaranty is solely for the benefit of Beneficiaries and is not intended to nor shall it be deemed to be for the benefit of any third party, including, without limitation, DMB.

11. This Guaranty shall be binding upon Guarantor, its successors and assigns and shall inure to the benefit of and (as provided in Section 5 above) shall be enforceable by Beneficiaries or either of them, and the Beneficiaries’ successors, endorsees and assigns. As used herein, the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa, if the context so requires.

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12. Guarantor acknowledges and agrees that it will receive substantial benefit from the consummation of the transactions contemplated by the LLC Agreement.

13. In the event of any litigation regarding the enforcement or validity of this Guaranty, Guarantor shall be obligated to pay all charges, costs and expenses (including reasonable attorneys’ fees and costs) incurred by Beneficiaries or either of them, whether or not such litigation is prosecuted to judgment.

14. This Guaranty shall be governed by and construed and enforced in accordance with the internal laws of the State of California without respect to any conflicts or choice of law doctrine. The Guarantor acknowledges and agrees that the Superior Court of the State of California in and for the County of Kern or Los Angeles, as such court is selected by Tejon in its sole discretion, and the associated federal and appellate courts, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Guaranty or any portion thereof.

15. Every provision of this Guaranty is intended to be severable. In the event any term or provision herein is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain in full force and effect.

16. This Guaranty may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this Guaranty to physically form one document.

17. At such time as the entire Guaranteed Obligations are paid and performed in full, Guarantor shall be released from all of its duties and responsibilities as set forth in this Guaranty.

18. As used herein the terms “attorneys’ fees” and “attorneys’ fees and costs” shall have the meanings given to such terms in Section 16.16A of the LLC Agreement.

19. GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS BEEN AFFORDED THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE BEFORE SIGNING IT. GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

20. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAWS, GUARANTOR WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS GUARANTY AND/OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BENEFICIARIES, OR EITHER OF THEM, AND GUARANTOR. GUARANTOR HAS OBTAINED THE ADVICE OF ITS LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT IT VOLUNTARILY AGREED TO THE FOREGOING PROVISION WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND LEGAL CONSEQUENCE.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the year and date first above written.

“GUARANTOR”

DMB COMMUNITIES LLC, an Arizona limited liability company

By:	DMB Associates, Inc., an Arizona corporation, its Manager

	By:	/s/ Drew M. Brown

	Its:	President

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Exhibit “G”

MEMORANDUM OF CONTRIBUTION AGREEMENT

[See Attached]

G-1

Recording Requested By

When Recorded Mail To:

DMB TMV, LLC

7600 E. Doubletree Ranch Road

Suite 300

Scottsdale, Arizona 85255

Attention: Mary Alexander, Esq.

MEMORANDUM OF

CONTRIBUTION AGREEMENT

THIS MEMORANDUM OF CONTRIBUTION AGREEMENT (“Memorandum”) is dated as of                     , 2006 for reference purposes only, by and between TEJON RANCHCORP, a California corporation (“Tejon”), and DMB TMV, LLC, an Arizona limited liability company (“DMB”), with reference to the following facts:

A. Tejon is the owner of certain real property located in the County of Kern, State of California, as more particularly described on Exhibit ”A” attached hereto (the “Property”).

B. Tejon and DMB have entered into that certain unrecorded Limited Liability Company Agreement of Tejon Mountain Village LLC dated as of even date herewith (the “Company Agreement”), pursuant to which Tejon has agreed to transfer the Property to Tejon Mountain Village LLC, a Delaware limited liability company (the “Company”), subject to certain terms and satisfaction of various conditions as more particularly set forth in the Company Agreement. Capitalized terms used and not otherwise defined in this Memorandum are used as defined in the Company Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Memorandum and the Company Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, Tejon and DMB hereby agree as follows:

1. Agreement to Transfer. Subject to the terms and satisfaction of various conditions set forth in the Company Agreement, Tejon has agreed to transfer the Property to the Company.

2. Certain Other Transfers. Nothing herein shall impede any sale, transfer, encumbrance, lease or license of all or any portion of the Property that either (a) is consistent with the Company Agreement, including, without limitation Section 4.4 of the Company Agreement, or (b) has been approved in writing by both Tejon and DMB.

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3. Termination. In all events, this Memorandum shall terminate upon the earlier to occur of the following: (a) written agreement of Tejon and DMB terminating the Company Agreement or this Memorandum, (b) acquisition by Tejon or DMB of the other’s Interest in the Company, (c) transfer of the Property to the Company, (d) other disposition of the Property in accordance with the terms of the Company Agreement, and (e) dissolution of the Company.

4. No Amendment to Company Agreement. This Memorandum is solely to place third parties on notice of the provisions of the Company Agreement relating to transfer of the Property to the Company. Nothing contained in this Memorandum shall, or shall be deemed to, modify or amend the Company Agreement in any respect. In the event of any conflict between the provisions of the Company Agreement and the provisions of this Memorandum, the provisions of the Company Agreement shall prevail.

5. Counterparts. This Memorandum may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

[SIGNATURES TO COMMENCE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Memorandum as of                     , 2006.

Tejon:

TEJON RANCHCORP, a California corporation

By:
Robert A. Stine, its President and CEO

By:
Dennis Mullins, its Secretary

DMB:

DMB TMV, LLC, an Arizona limited liability company

By:	DMB COMMUNITIES II, LLC, an Arizona limited liability company, its _______________________________

By:
Name:
Title:

S-1

STATE OF CALIFORNIA	)
	)	ss:
COUNTY OF KERN	)

On                             , 2006 before me,                                  (here insert name of the officer), Notary Public, personally appeared Robert A. Stine, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF STATE	)
	)	ss:
COUNTY OF KERN	)

On                             , 2006 before me,                                  (here insert name of the officer), Notary Public, personally appeared Dennis Mullins, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF _______________	)
	)	ss:
COUNTY OF _______________	)

On                             , 2006 before me,                                  (here insert name of the officer), Notary Public, personally appeared                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT “A”

Legal Description of the Property

All that certain real property located in the County of Kern, State of California, and more particularly described as follows:

[See attached]

A-1

Appendix “A”

TAX APPENDIX

[See Attached]

Appendix A-1

APPENDIX A

TAX APPENDIX

ARTICLE I

CAPITAL ACCOUNTS

Section 1.1 Maintenance of Capital Accounts; General Rules. A separate “Book Capital Account” (as defined in Section 1.2 of this Appendix) shall be maintained for each Member in accordance with the provisions of this Article I.

Section 1.2 Book Capital Accounts. A capital account (the “Book Capital Account”) for each Member shall be maintained at all times during the term of the Company in accordance with this Section 1.2 and the capital accounting rules set forth in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations, as the same may be amended from time to time (“Income Tax Regulations”). The Company shall make all adjustments required by said Section 1.704-1(b)(2)(iv), including the adjustments contained in Section 1.704-1(b)(2)(iv)(g) of the Income Tax Regulations (relating to “Section 704(c) Property”, as defined in Section 2.3B(1) of this Appendix). In the event that at any time during the term of the Company it shall be determined that the Book Capital Accounts shall not have been maintained as required by this Section 1.2, then said accounts shall be retroactively adjusted so that the same shall conform to this Section 1.2.

A. Initial Book Basis of Property of the Company. As used herein, “Book Basis” of an item of Property of the Company means the adjusted basis of such item as reflected in the books of the Company, determined and maintained in accordance with the capital accounting rules contained in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations. Upon the Existing Property Contribution, the Members will agree upon the Book Basis (Contribution Value) as of the date of this Agreement such that there will be no unintended tax consequences to either Member including for example a resulting capital shift or capital transfer to a Member per Treasury Reg. sec. 1.721-1(b)(1). The Members further agree to modify the Agreement as necessary to prevent such unintended results.

B. Initial Book Capital Accounts. The “Initial Book Capital Account” of a Member as of the date of the Agreement shall be equal to the amount theretofore or concurrently contributed (or deemed to have been contributed) by, net of any amounts theretofore or concurrently distributed to, such Member, in each case in accordance with Section 2.2 of the Agreement.

C. Optional Revaluations of Property of the Company. The Company will not make the election to revalue Property of the Company permitted under Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations except as determined by the TMP, subject to Section 10.4 of the Agreement.

D. Determination of Book Items. Consistent with the provisions of Section 1.704-1(b)(2)(iv)(g)(3) of the Income Tax Regulations: (1) “Book Depreciation” (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable to the Company with respect to an item of Company Property, determined in the manner hereinafter set forth) for each item of Property of the Company shall be the amount that bears the same relationship to the “Adjusted Book Basis” (which means, with respect to an item of Company Property, the Book Basis of such item as the same may be adjusted from time to time by Book Depreciation allowable with respect to such item of Company Property) of such item of Property of the Company as the Tax Depreciation (as defined in Section 2.3A of this Appendix) with respect to such item of Property of the Company for such year bears to the “adjusted basis” (within the meaning of Section 1011(a) of the Internal Revenue Code of 1986, as amended [the “Code”]) of such item of Company Property; and (2) “Book Gain or Loss” shall be the gain or loss recognized by the Company from the sale or other disposition of Property of the Company (such gain or loss determined by reference to the Adjusted Book Basis, and not the adjusted tax basis, of such Property to the Company). If an item of Property of the Company shall have an “adjusted basis” (as defined in the preceding sentence) equal to zero, Book Depreciation shall be determined under a reasonable method, which method shall be selected by the TMP.

E. Book Adjustments on Distributions. With respect to all distributions of Property of the Company to the Members, the Company shall comply with the provisions contained in Section 1.704-1(b)(2)(iv)(e) of the Income Tax Regulations (relating to adjustments to the Members’ Book Capital Accounts in connection with such distributions) and all allocations and adjustments made in connection therewith shall be in accordance with Article II of this Appendix.

ARTICLE II

ALLOCATION OF INCOME, LOSSES AND DEDUCTIONS

FOR BOOK AND TAX PURPOSES

Section 2.1 Profits and Losses. The “Profits” or “Losses” of the Company (which means the Company’s taxable income or loss, respectively, as calculated in accordance with Section 703(a) of the Code [with, however, (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code being included in such taxable income or loss, (ii) any income and gain that is exempt from tax, and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) being included in such Profits or Losses, (iii) Book Depreciation (and not Tax Depreciation [as defined in Section 2.3A of this Appendix]) that are not Nonrecourse Deductions (as defined in Section 2.4C of this Appendix) being included in calculating such Profits or Losses, and (iv) Book Gain or Loss (and not Tax Gain or Loss [as defined in Section 2.3B of this Appendix]) being included in calculating such Profits or Losses], but excluding in such calculation the amounts allocated under Sections 2.3, 2.4, 2.5, and 2.6 of this Appendix) for each fiscal year of the Company, shall be allocated among the Members as follows:

A. Profits for each Fiscal Year shall be allocated among the Members as necessary to cause each Member’s Modified Adjusted Book Capital Account balance as of the end of such Fiscal Year to equal as nearly as possible such Member’s Target Capital Account;

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B. Losses for each Fiscal Year shall be allocated among the Members as necessary to cause each Member’s Modified Adjusted Book Capital Account balance as of the end of such Fiscal Year to equal as nearly as possible such Member’s Target Capital Account.

“Modified Adjusted Book Capital Account.” The term Modified Adjusted Capital Account means, with respect to any Member, an amount equal to such Member’s Adjusted Book Capital Account, increased by the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain.

“Target Capital Account.” The term Target Capital Account means, with respect to any Member for any Fiscal Year, an amount equal to the hypothetical distribution such Member would receive if each Company asset were sold for an amount of cash equal to such asset’s Adjusted Book Basis as of the end of such Fiscal Year, each liability of the Company were satisfied in cash in accordance with its terms (limited, with respect to each Nonrecourse Liability, to the Adjusted Book Basis of the asset or assets securing such Nonrecourse Liability), and all remaining cash of the Company (including the net proceeds of such hypothetical transactions and all cash otherwise available after the hypothetical satisfaction of all Company liabilities) were distributed in full to the Members pursuant to Section 6.1.

Section 2.2 [intentionally omitted.]

Section 2.3 Tax Allocations.

A. Allocation of Tax Depreciation. Except to the extent required by Section 704(c) of the Code or the regulations promulgated thereunder, “Tax Depreciation” for each fiscal year of the Company (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable for federal income tax purposes to the Company with respect to an item of Company Property) shall be allocated to the Members in the same manner that Book Depreciation shall have been allocated to the Members pursuant to Section 2.1 of this Appendix.

B. Tax Gain or Loss. The gain or loss for federal income tax purposes from the sale or other disposition of Property of the Company (“Tax Gain or Loss”) for each fiscal year of the Company shall be allocated to the Members as provided in this Section 2.3. Tax gain or loss for purposes of this Section shall be calculated (1) without including any income from interest on any deferred portion of the sale price and (2) without including in the tax basis of the Property of the Company any remaining special basis adjustment to Property of the Company under Section 732(d) or 743 of the Code except to the extent that such special basis adjustment is allocated to the common basis of Property of the Company under Section 1.734-2(b)(1) of the Income Tax Regulations. The Members agree that the tax effects of any special basis adjustment that is not included in the calculation of tax gain or loss in accordance with clause (2) of the preceding sentence shall be separately reflected in calculating the tax gain or loss of the Member or Members to whom such special basis adjustment relates.

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(1) In General. In the case of “Section 704(c) Property” (as hereinafter defined), Tax Gain or Loss (as the case may be) shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property; provided, however, that the Company shall use the “traditional method” without curative allocations described in Section 1.704-3(b)(1) for all Section 704(c) Property of the Company. Any gain or loss in excess of the amount allocated pursuant to the preceding sentence (or, in the case of Property which is not Section 704(c) Property, all Tax Gain or Loss) shall be allocated among all the Members in the same ratio that the book gain or loss with respect to such Property is allocated in accordance with this Article II; provided, however, in the event that there is no book gain or loss, then any Tax Gain or Loss in excess of the amount allocated pursuant to the preceding sentence shall be allocated among the Members in accordance with Section 1.704-1(b)(3) of the Income Tax Regulations. As used herein, “Section 704(c) Property” means (i) each item of Property of the Company which is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-1(b)(2)(iv)(d) of the Income Tax Regulations applies, and (ii) each item of Property of the Company which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Income Tax Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (a) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of Property of the Company on the Company’s books as provided by Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations, (b) the fact that it constitutes a receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of Property of the Company having an adjusted tax basis that differs from its Book Basis, is treated as an item of property described in Section 1.704-1(b)(2)(iv)(g)(2) of the Income Tax Regulations, or (c) any other provision of the Code or the Income Tax Regulations (including Section 1.704-1(b)(4)(i) of the Income Tax Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of Property of the Company continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).

(2) Recapture Income. If, in the event of a gain on any sale, exchange or other disposition of Company Property, all or a portion of such gain is characterized as ordinary income (“Recapture”) by virtue of the recapture rules of Section 1250 of the Code, Section 1245 of the Code or otherwise, then the Recapture shall be allocated between or among the Members in the same ratio that Tax Depreciation allowable with respect to such Property of the Company had been allocated between or among them; provided, however, that under no circumstances shall there be allocated to any Member Recapture in excess of the gain allocated to such Member under subsection A of this Section above (and such excess shall be allocated instead between or among the Members as to

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which this proviso does not apply, in proportion to the gain allocated between or among them).

(3) Other Items Relating to Section 704(c) Property. Any item of income, gain, loss or deduction relating to an item of Section 704(c) Property shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property and the related book item shall be allocated in a manner consistent with the Income Tax Regulations promulgated under Section 704(b) of the Code.

Section 2.4 Exceptions.

A. Limitations.

(1) General Limitation. Notwithstanding anything to the contrary contained in this Article II, no allocation shall be made to a Member which would cause such Member to have a deficit balance in its Adjusted Book Capital Account which exceeds the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain. If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to all Members, then such item of loss or deduction shall be allocated between or among the Members in accordance with the Members’ respective interests in the Company within the meaning of Section 1.704-1(b)(3) of the Income Tax Regulations.

(2) Member Nonrecourse Deductions. Notwithstanding anything to the contrary contained in this Article II, any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) (collectively, “Member Nonrecourse Deductions”) that are (in accordance with the principles set forth in Section 1.704-2(i)(2) of the Income Tax Regulations) attributable to Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

B. Minimum Gain Chargebacks.

(1) Company Minimum Gain. Except to the extent provided in Section 1.704-2(f)(2), (3), (4) and (5) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in Company Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to

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this Article II is made under Section 704(b) of the Code of Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in Company Minimum Gain. A Member’s share of the net decrease in Company Minimum Gain is the amount of such total net decrease multiplied by the Member’s percentage share of the Company’s minimum gain at the end of the immediately preceding taxable year, determined in accordance with Section 1.704-2(g)(1) of the Income Tax Regulations. Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(1) shall consist first of gains recognized from the disposition of items of Property of the Company subject to one or more Nonrecourse Liabilities of the Company, and then of a pro rata portion of the other items of Company income and gain for that year.

(2) Member Nonrecourse Debt Minimum Gain. Except to the extent provided in Section 1.704-2(i)(4) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in Member Nonrecourse Debt Minimum Gain, there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such fiscal year before any other allocation pursuant to this Article II (other than an allocation required pursuant to Section 2.4B(1) of this Appendix) is made under Section 704(b) of the Code of Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain. The determination of a Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704-2(g)(1) of the Income Tax Regulations. The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(2) shall be made in a manner that is consistent with the principles contained in Section 1.704-2(f)(6) of the Income Tax Regulations.

C. Certain Defined Terms. For purposes of this Appendix: (i) “Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Income Tax Regulations; (ii) “Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704(b)-2(b)(4) of the Income Tax Regulations; (iii) “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Income Tax Regulations; (iv) “Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Income Tax Regulations; (v) “Adjusted Book Capital Account” means the Book Capital Account of a Member reduced by any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations; (vi) “Economic Risk of Loss” shall have the meaning set forth in Section 1.752-2(b)-(j) of the Income Tax Regulations; and (vii) “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Income Tax Regulations.

Section 2.5 Qualified Income Offset. Notwithstanding anything to the contrary in this Appendix, in the event any Member unexpectedly receives any adjustments, allocations or

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distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Income Tax Regulations, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member’s share of Member Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions. To the extent permitted by the Code and the Income Tax Regulations, any special allocations of items of income or gain pursuant to this Section 2.5 shall be taken into account in computing subsequent allocations of Profits or Losses pursuant to this Article II, so that the net amount of any items so allocated and the subsequent Profits or Losses allocated to the Members pursuant to this Article II shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Article II if such unexpected adjustments, allocations or distributions had not occurred.

Section 2.6 Special Allocation. For each Fiscal Year of the Company, before any allocations of Profits or Losses shall be made to the Members pursuant to Section 2.1, the following special allocation shall first be made:

A. All items of Nonrecourse Deductions shall be allocated to the Members in proportion to their respective Percentage Interests.

Section 2.7 Members’ Interests in Company Profits for Purposes of Section 752. As permitted by Section 1.752-3(a)(3) of the Income Tax Regulations, the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members’ respective shares of Company profits shall be in accordance with their Percentage Interests.

ARTICLE III

WITHHOLDING MATTERS

The TMP shall comply with the requirements contained in the Code and comparable tax laws of any State in which the Company is engaged in business regarding tax withholding on income that is allocated to, or distributions made to, Members who are nonresidents of a particular state or jurisdiction (and/or non-U.S. persons) (the “Member Withholding Law”). The TMP is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member under the Agreement such amount or amounts (“Required Member Withholding”) as it reasonably determines is required by the Member Withholding Law, and to remit the Required Member Withholding to the Internal Revenue Service and/or such other applicable State taxing agency at such time or times as may from time to time be required by the relevant taxing authority. If the TMP determines at any time that the Required Member Withholding with respect to a particular Member exceeds the amount of distributions or other amounts payable to such Member at such time (a “Cash Shortfall”), the Member in question shall immediately make a cash contribution to the Company equal to the amount of such Cash Shortfall, which the TMP shall use to effectuate the Required Member Withholding. The amount so contributed shall not be treated as a capital contribution for purposes of the Agreement. When remitting the Required Member Withholding, the TMP

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shall inform the relevant taxing authority of the name and tax identification number of the Member for whose account such Required Member Withholding is being made.

ARTICLE IV

NO DEFICIT FUNDING OBLIGATION

Notwithstanding anything to the contrary contained in this Appendix or in the Agreement, no Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero, subject to the provisions of the Act.

ARTICLE V

ORDER OF APPLICATION

For purposes of this Appendix, the following provisions set forth in the Agreement and this Appendix shall be applied in the following order:

A. Section 6.1 of the Agreement relating to distributions.

B. Section 2.4A(1) of this Appendix relating to general limitations.

C. Section 2.4A(2) of this Appendix relating to Member Nonrecourse Deductions.

D. Section 2.4B(1) of this Appendix relating to chargebacks of Company Minimum Gain.

E. Section 2.4B(2) of this Appendix relating to chargebacks of Member Nonrecourse Debt Minimum Gain.

F. Section 2.5 of this Appendix relating to qualified income offset.

G. Section 2.6 of this Appendix relating to the Special Allocation.

H. Section 2.1 of this Appendix relating to allocations of Profits and Losses.

These provisions shall be applied as if all contributions, distributions and allocations with respect to a given fiscal year were made at the end of the Company’s fiscal year. Where any provision depends on the Book Capital Account of any Member, such Book Capital Account shall be determined after the application of all preceding provisions for the year.

ARTICLE VI

CLOSING OF COMPANY BOOKS IN CONNECTION WITH ADMISSION OF NEW

MEMBER OR TRANSFER OF MEMBER’S INTEREST

Upon the effective date (the “Transfer Effective Date”) of the admission of a new Member into the Company or of a valid transfer of all or part of a Member’s interest in the Company pursuant to Article XI or Article XIII of the Agreement, the books of the Company

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shall be closed in accordance with Section 706(d) of the Code, and consistent therewith: (X) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Transfer Effective Date shall be allocated among those persons or entities who were Members in the Company prior to the Transfer Effective Date; and (Y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Transfer Effective Date shall be allocated among the persons or entities who were Members after the Transfer Effective Date.

ARTICLE VII

COMPANY TAX ELECTIONS

The TMP shall have the right to make elections for the Company provided for in the Code including, without limitation, the elections provided for in Section 754 of the Code, subject to Section 10.4 of the Agreement.

ARTICLE VIII

TAX MATTERS PARTNER

In accordance with Section 10.4 of the Agreement, Tejon shall be the “tax matters partner” of the Company as such term is defined in Section 6231(a)(7) of Code, and it shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service or any relevant state or local taxing authority concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company’s federal, state or local income tax return. The TMP shall at Company expense furnish the Members with status reports regarding any negotiation between the Internal Revenue Service (or any relevant state or local taxing authority) and the Company.

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